Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
THE MAJESTIC STAR CASINO, LLC, et al.,[1]	)	Case No. 09-14136 (KG)
)
	)	Jointly Administered
)

DEBTORS’ SECOND AMENDED JOINT PLAN OF REORGANIZATION

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

PACHULSKI STANG ZIEHL & JONES LLP
919 North Market Street, 17th Floor
Wilmington, Delaware 19899-8705
Telephone: (302) 652-4100
Facsimile: (302) 652-4400
Laura Davis Jones, Esq. (DE Bar No. 2436)
James E. O’Neill, Esq. (DE Bar No. 4042)
Timothy P. Cairns, Esq. (DE Bar No. 4228)
KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, New York 10022-4611
Telephone: (212) 446-4800
Facsimile: (212) 446-4900
James H.M. Sprayregen, P.C.
Edward O. Sassower, Esq.
Stephen E. Hessler, Esq.
Dated: March 7, 2011	Counsel to the Debtors and Debtors in Possession

[1]

The debtors in these cases, along with the last four digits of each debtor’s federal tax identification number, are: The Majestic Star Casino, LLC (4986); The Majestic Star Casino II, Inc. (0927); The Majestic Star Casino Capital Corp. (0872); Majestic Star Casino Capital Corp. II (9309); Barden Mississippi Gaming, LLC (8783); Barden Colorado Gaming, LLC (8674); Majestic Holdco, LLC (4648); and Majestic Star Holdco, Inc. (9415). The corporate address for the debtors is 301 Fremont Street, 12th Floor, Las Vegas, Nevada 89101.

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND INTERPRETATION		1
A.	Defined Terms	1
B.	Rules of Interpretation	13
C.	Computation of Time	14

ARTICLE II. ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS		15
A.	Administrative Expense Claims	15
B.	Professional Compensation and Reimbursement Claims	15
C.	Priority Tax Claims	15

ARTICLE III. CLASSIFICATION OF CLAIMS AND INTERESTS		16
A.	Majestic Holdco	16
B.	Majestic Star Holdco	16
C.	Majestic I	16
D.	Majestic II	17
E.	MSCC	17
F.	MSCC II	17
G.	Barden Mississippi	17
H.	Barden Colorado	18

ARTICLE IV. TREATMENT OF CLAIMS AND INTERESTS		19
A.	Majestic Holdco	19
B.	Majestic Star Holdco	20
C.	Majestic I	21
D.	Majestic II	24
E.	MSCC	26
F.	MSCC II	27
G.	Barden Mississippi	28
H.	Barden Colorado	31

ARTICLE V. IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS AND INTERESTS; ACCEPTANCE OR REJECTION OF THIS PLAN OF REORGANIZATION		35
A.	Classes Entitled to Vote	35
B.	Classes Entitled to Vote on a Provisional Basis	35
C.	Classes Not Entitled to Vote; Deemed to Accept	36
D.	Classes Not Entitled to Vote; Deemed to Reject	36
E.	Nonconsensual Confirmation	36

ARTICLE VI. PROVISIONS FOR IMPLEMENTATION OF THE PLAN		37
A.	Sources of Consideration for Plan Distributions	37
B.	Reorganized Debtors’ Equity Interests	37
C.	General Settlement of Claims and Interests	37
D.	Agent and Trustees	37
E.	New Senior Secured Credit Facility	38
F.	New Intercreditor Agreement	38
G.	New Senior Secured Notes Indenture	38
H.	Corporate Existence	38
I.	Capital Structure and Corporate Governance of the Reorganized Debtors	39
J.	Vesting of Assets in the Reorganized Debtors	39
K.	Securities Exemption	39
L.	Cancellation of Securities and Agreements	39
M.	Discharge of Debtors	40

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N.	Restructuring Transactions	40
O.	Exemption from Certain Transfer Taxes and Recording Fees	41
P.	Board Representation	41
Q.	Senior Management	41
R.	Management Consultant	41
S.	Pre-Effective Date Key Employee Incentive Plan and Post-Effective Date Management Incentive Program	42
T.	Employee and Retiree Benefits	42
U.	Creation of Holdback Escrow Account	42
V.	Preservation of Rights of Action	42

ARTICLE VII. TREATMENT OF EXECUTORY CONTRACTS		44
A.	Assumption and Rejection of Executory Contracts	44
B.	Indemnification Obligations	44
C.	Cure of Defaults for Assumed Executory Contracts	44
D.	Claims Based on Rejection or Repudiation of Executory Contracts	45
E.	Reservation of Rights	45

ARTICLE VIII. PROCEDURES FOR RESOLVING CLAIMS AND DISPUTES		46
A.	Allowance of Claims and Interests	46
B.	Survival of Reorganized Debtor Defenses to Surviving Claims	46
C.	Claims and Interests Administration Responsibilities	46
D.	Estimation of Claims and Interests	46
E.	Adjustment to Claims and Interests Without Objection	46
F.	Disallowance of Claims or Interests	46
G.	Offer of Judgment	47
H.	Amendments to Claims	47
I.	Fractional Shares	47

ARTICLE IX. PROVISIONS GOVERNING DISTRIBUTIONS		48
A.	Distributions on Account of Claims and Interests Allowed as of the Effective Date	48
B.	Distributions on Account of Claims and Interests Allowed After the Effective Date	48
C.	Delivery of Distributions	49
D.	Claims Paid or Payable by Third Parties	50
E.	Allocation Between Principal and Accrued Interest	51
F.	Compliance with Gaming and Related Regulations	51
G.	Single Satisfaction of Claims	52

ARTICLE X. EFFECT OF PLAN CONFIRMATION		53
A.	Discharge of Claims and Termination of Interests	53
B.	Compromise and Settlement of Claims and Controversies	53
C.	Releases by the Debtors	53
D.	Third Party Releases	54
E.	Injunction	54
F.	Exculpation	54
G.	Protection Against Discriminatory Treatment	55
H.	Setoffs and Recoupment	55
I.	Release of Liens	55
J.	Debtors’ Cash Collateral Order Stipulations	55
K.	Reimbursement or Contribution	56
L.	Subordination	56

ARTICLE XI. ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE EXPENSE CLAIMS		57
A.	Professional Claims	57
B.	Other Administrative Expense Claims	58

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ARTICLE XII. CONDITIONS PRECEDENT TO CONFIRMATION AND TO EFFECTIVE DATE		59
A.	Conditions Precedent to Confirmation	59
B.	Conditions Precedent to Effective Date	59
C.	Waiver of Conditions Precedent	60
D.	Effect of Non-Occurrence of Conditions to the Effective Date	61
E.	Post-Confirmation Date / Pre-Effective Date Governance	61

ARTICLE XIII. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		62
A.	Modification or Amendments	62
B.	Effect of Confirmation on Modifications	62
C.	Revocation or Withdrawal of Plan	62

ARTICLE XIV. RETENTION OF JURISDICTION		63

ARTICLE XV. MISCELLANEOUS PROVISIONS		65
A.	Immediate Binding Effect	65
B.	Additional Documents	65
C.	Payment of Statutory Fees	65
D.	Dissolution of the Creditors’ Committee	65
E.	Reservation of Rights	65
F.	Successors and Assigns	65
G.	Service of Documents	66
H.	Term of Injunctions or Stays	67
I.	Entire Agreement	67
J.	Governing Law	67
K.	Exhibits	67
L.	Closing of Chapter 11 Cases	67
M.	Waiver or Estoppel	67
N.	Conflicts	67

iii

INTRODUCTION

The Majestic Star Casino, LLC (“Majestic I”) and the other Debtors in the above-captioned chapter 11 cases (collectively, the “Debtors”) propose the following amended joint plan of reorganization (the “Plan”) for the resolution of Claims against and Interests in the Debtors pursuant to title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

Reference is made to the Disclosure Statement, Filed contemporaneously with the Plan, for a discussion of the Debtors’ history, businesses, assets, results of operations, and projections of future operations, as well as a summary and description of the Plan and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ARTICLE I.

DEFINITIONS AND INTERPRETATION

A. Defined Terms. As used in the Plan, the capitalized terms below have the following meanings, except as expressly provided or unless the context otherwise requires.

1. “Accrued Professional Compensation” means, at any given moment, all accrued fees and expenses for services rendered by all Professionals retained in these Chapter 11 Cases through and including the Effective Date, to the extent such fees and expenses have not been paid and regardless of whether a fee application has been Filed for such fees and expenses. To the extent there is a Final Order denying some or all of a Professional’s fees or expenses, such denied amounts shall no longer be considered Accrued Professional Compensation.

2. “Administrative Expense Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Claims of retained Professionals in the Chapter 11 Cases; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.

3. “Administrative Expense Claim Bar Date” means the date that is the forty-fifth (45th) day after the Effective Date.

4. “Affiliate” is as defined in section 101(2) of the Bankruptcy Code.

5. “Aggregate General Unsecured Claim Recovery” means an aggregate amount of $1,000,000.

6. “Allowed” means, with respect to any Claim against any Debtor, except as otherwise provided herein, any Claim listed by such Debtor in its books and records as liquidated in amount and not disputed or contingent; provided, that to the extent that a Claim is a Disputed Claim, the determination of whether such Claim shall be allowed and/or the amount of any such Claim shall be determined, resolved or adjudicated, as the case may be, in the manner in which such Claim would have been determined, resolved or adjudicated, as the case may be, if the Chapter 11 Cases had not been commenced; and provided further, the Debtors, the Reorganized Debtors, the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, or the Creditors’ Committee may bring any objection or other motion with respect to a Disputed Claim for resolution. For the purpose of determining the amount in which a Claim is Allowed, the Debtors or Reorganized Debtors may, at their option, deduct therefrom an amount equal to the amount of any claim which the Debtors or Reorganized Debtors may hold against the Holder thereof, to the extent such claim may be set off pursuant to applicable law.

7. “Amended and Restated Operating Agreements” means the operating agreements of the Reorganized Debtors, which shall be attached as Exhibit 1 to the Plan Supplement.

8. “Assumed Executory Contract and/or Unexpired Lease List” means the list (as may be amended), as determined by the Debtors or the Reorganized Debtors, subject to the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably), of Executory Contracts and/or Unexpired Leases (including any amendments or modifications thereto) that will be assumed by the Reorganized Debtors pursuant to the provisions of Exhibit 2 to the Plan Supplement.

9. “Avoidance Actions” means any and all actual or potential Claims to avoid a transfer of property or an obligation incurred by the Debtor pursuant to any applicable section of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a) of the Bankruptcy Code.

10. “Ballot” means the ballot upon which Holders of Impaired Claims entitled to vote shall cast their vote to accept or reject the Plan.

11. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

12. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

13. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075.

14. “Bar Date” means January 4, 2011 at 5:00 p.m. prevailing Eastern Time, the deadline by which all Claims against the Debtors must be Filed, except for (a) Administrative Expense Claims and (b) Claims Allowed pursuant to this Plan.

15. “Barden Colorado” means Barden Colorado Gaming, LLC.

16. “Barden Mississippi” means Barden Mississippi Gaming, LLC.

17. “Board of Directors” means the board of directors of the Debtors.

18. “Board of Managers” means the board of managers of Reorganized Majestic Holdco.

19. “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

20. “Cash” means legal tender of the United States of America.

21. “Cash Collateral Order” means the Final Order (I) Authorizing Consensual Use of Cash Collateral Pursuant to Section 363 of Bankruptcy Code and (II) Providing Adequate Protection to Prepetition Secured Lenders and Secured Noteholders Pursuant to Sections 361, 362, 363, and 364 of Bankruptcy Code, entered December 17, 2009 [Docket No. 114], and any order subsequently entered by the Bankruptcy Court governing the use of cash collateral or providing adequate protection for the use thereof.

22. “Causes of Action” means all actions, causes of action, Claims, liabilities, obligations, rights, suits, debts, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third party claims, indemnity claims, contribution claims or any other claims disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date, including Avoidance Actions.

23. “Certificate” means any instrument evidencing a Claim or an Interest.

24. “CFO” means the individual who holds the position of Senior Vice President, Chief Financial Officer, and Treasurer of the Debtors or the Reorganized Debtors.

25. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case Filed for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and (b) when used with reference to all Debtors, the procedurally-consolidated chapter 11 cases for all of the Debtors.

26. “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

27. “Claims Objection Deadline” means, for each Claim, the later of (a) 120 days after the Effective Date and (b) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to such Claim.

28. “Claims Register” means the official register of Claims or Interests classified by the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

29. “Class” means any group of substantially similar Claims or Interests classified by the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

30. “Collateral” means any property or interest in property of the estates of the Debtors subject to a Lien, security interest, charge, or other encumbrance to secure the payment or performance of a Claim, which Lien, security interest, charge, or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

31. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

32. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases.

33. “Confirmation Hearing” means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

34. “Confirmation Hearing Notice” means the notice of the Confirmation Hearing that sets forth in detail the voting and objection deadlines with respect to the Plan.

35. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to, among others, section 1129 of the Bankruptcy Code.

36. “COO” means the individual who holds the position of Executive Vice President and Chief Operating Officer of the Debtors or the Reorganized Debtors.

37. “Creditor” means any Holder of a Claim.

38. “Creditors’ Committee” means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases by the United States Trustee for the District of Delaware on December 4, 2009 [Docket No. 84], with such additions and changes as may have occurred from time to time.

39. “Cure” means the payment of Cash by the Debtors, or the distribution of other property (as the applicable Debtors and the counterparty to the applicable Executory Contract or Unexpired Lease may agree or the Bankruptcy Court may order), as necessary to (a) cure a monetary default by the Debtors in accordance with the terms of an Executory Contract or Unexpired Lease of the Debtors and (b) permit the Debtors to assume such Executory Contract or Unexpired Lease under section 365(a) of the Bankruptcy Code.

40. “Cure Bar Date” means the deadline for filing requests for payment of Cure, which shall be thirty (30) days after the Confirmation Date, unless otherwise ordered by the Bankruptcy Court or agreed to by the Debtors, with the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably), and the counterparty to the applicable Executory Contract.

41. “Cure Claim” means a Claim based upon the Debtors’ defaults on an Executory Contract or an Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

42. “D&O Liability Insurance Policies” means all Prepetition and Postpetition insurance policies for directors’ and officers’ liability maintained by the Debtors.

43. “Debtor” means one of the Debtors, in its individual capacity as a debtor and debtor in possession in the Chapter 11 Cases.

44. “Debtors” means, collectively, Majestic Holdco, Majestic Star Holdco, Majestic I, Majestic II, MSCC, MSCC II, Barden Mississippi, and Barden Colorado.

45. “Debtors in Possession” means, collectively, the Debtors, as debtors in possession in these Chapter 11 Cases, pursuant to sections 1107 and 1108 of the Bankruptcy Code.

46. “Disclosure Statement” means the disclosure statement for the Plan, as amended, supplemented, or modified from time to time, that is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable law.

47. “Discount Noteholders” means the Holders of the Discount Notes and their successors and assigns.

48. “Discount Notes” means the 12.5% senior discount notes due October 15, 2011 issued pursuant to the Discount Notes Indenture.

49. “Discount Notes Indenture” means that certain indenture, dated December 21, 2005, by and among Majestic Holdco and Majestic Star Holdco, as issuers, and the Discount Notes Trustee, as indenture trustee.

50. “Discount Notes Indenture Claim” means a Claim arising under the Discount Notes Indenture.

51. “Discount Notes Trustee” means Wilmington Trust Company, as successor to The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), or any successor indenture trustee appointed in accordance with such agreement.

52. “Disputed Administrative Expense Claim” means any Administrative Expense Claim that, as of the date of determination, is a Disputed Claim.

53. “Disputed Claim” means any Claim against or Interest in any Reorganized Debtor that such Reorganized Debtor believes is unliquidated, disputed, or contingent or that is objected to in accordance with the Plan, and that has not been allowed by Final Order of a court of competent jurisdiction or by agreement with such Reorganized Debtor.

54. “Disputed Claims Reserve” means the reserve established and maintained by the Reorganized Debtors to hold Cash or other Plan consideration, as appropriate, to be distributed, as applicable, to Holders of Allowed Claims pending resolution of Disputed Claims.

55. “Disputed General Unsecured Claim” means any General Unsecured Claim that, as of the date of determination, is a Disputed Claim.

56. “Disputed Priority Tax Claim” means any Priority Tax Claim that, as of the date of determination, is a Disputed Claim.

57. “Distribution Agent” means the Reorganized Debtors, or the Entity or Entities selected by the Debtors or Reorganized Debtors, to make or facilitate distributions pursuant to the Plan.

58. “Distribution Date” means the date occurring as soon as reasonably practicable after the Effective Date when distributions under the Plan shall commence, but not later than ten (10) days after the Effective Date, without further Bankruptcy Court order.

59. “Effective Date” means the date that all conditions to the effectiveness of the Plan have been satisfied or waived.

60. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

61. “Equity Interests” means any: (a) Equity Security, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors, together with any warrants, options, or contractual rights to purchase or acquire such Equity Securities at any time and all rights arising with respect thereto, and (b) partnership, limited liability company, or similar interest in a Debtor.

62. “Equity Security” has the meaning set forth in section 101(16) of the Bankruptcy Code.

63. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

64. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

65. “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq., as now in effect and hereafter amended.

66. “Exculpated Party” means each of: (a) the Debtors, the Reorganized Debtors, and their Affiliates; (b) the Senior Secured Credit Facility Agent and the Senior Secured Credit Facility Lenders, in each case, in their capacity as such; (c) the Senior Secured Notes Trustee and the Senior Secured Noteholders, and any group or committee thereof, in each case, in their capacity as such; (d) the Senior Notes Trustee and the Senior Noteholders; (e) the Creditors’ Committee and the members thereof in their capacity as such; (f) the Discount Notes Trustee, the Discount Noteholders, in each case, in their capacity as such; and (g) with respect to each of the foregoing Entities in clauses (a) through (f), such Entities’ respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, Affiliates and representatives; provided, however, the Exculpated Parties exclude all Identified Parties.

67. “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

68. “Federal Judgment Rate” means the federal judgment rate in effect on the Petition Date.

69. “File” means to file with the Bankruptcy Court in the Chapter 11 Cases, or in the case of a Proof of Claim or Interest, to file with the Notice, Claims, and Solicitation Agent.

70. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

71. “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely-filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

72. “First Lien Alternative Financing” means alternative financing resulting from a process to identify options to replace the New Senior Secured Credit Facility, which alternative financing shall not be consummated without the consents of the Senior Secured Notes Trustee and the Creditors’ Committee.

73. “Gaming Licenses” means the Debtors’ gaming licenses, including: (a) Majestic I’s five-year gaming license issued June 3, 1996 that was last renewed on September 16, 2010 for one year from June 3, 2010; (b) Majestic II’s five-year gaming license issued June 3, 1996 to Trump Indiana, Inc., that was transferred to Majestic II on November 11, 2005, that was last renewed on September 16, 2010 for one year from June 3, 2010; (c) Barden Mississippi’s three-year gaming license issued on April 21, 1994 to Fitzgeralds Casino Hotel Tunica, that was transferred to Barden Mississippi on December 6, 2001, that was last renewed at the November 18, 2010 meeting of the Mississippi Gaming Commission for three years, and that will expire on December 7, 2013; and (d) Barden Colorado’s two-year retailer gaming license and two-year operator gaming license, allowing the operation of Fitzgeralds Casino Black Hawk, were renewed by the Colorado Limited Gaming Control Commission through October 18, 2012.

74. “General Counsel” means the individual who holds the position of Senior Vice President and General Counsel of the Debtors or the Reorganized Debtors.

75. “General Unsecured Claim” means any Unsecured Claim not otherwise classified pursuant to this Plan.

76. “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

77. “Governmental Unit Bar Date” means the date to be set by the Bankruptcy Court by which all Claims against the Debtors have to be Filed by Governmental Units.

78. “Holdback Amount” means the aggregate holdback of those Professional fees billed to the Debtors during the Chapter 11 Cases that have been held back pursuant to the Professional Fee Order or any other order of the Bankruptcy Court, which amount is to be deposited in the Holdback Escrow Account as of the Effective Date. The Holdback Amount shall not be considered property of the Debtors or the Reorganized Debtors.

79. “Holdback Escrow Account” means the escrow account established by the Reorganized Debtors into which Cash equal to the Holdback Amount shall be deposited on the Effective Date for the payment of Allowed Professional Fee Claims to the extent not previously paid or disallowed.

80. “Holder” means an Entity holding a Claim.

81. “Identified Parties” means (a) Don H. Barden in any capacity other than as an officer or director of the Debtors and (b) any non-Debtor Entity controlled or owned by Don H. Barden, including but not limited to Barden Development, Inc., Barden Nevada Gaming, LLC, and Gary New Century, LLC.

82. “Impaired” means Claims or Interests in an Impaired Class.

83. “Impaired Class” means an impaired class within the meaning of section 1124 of the Bankruptcy Code.

84. “Indemnification Obligation” means a Debtor’s obligation under an Executory Contract or otherwise to indemnify directors, officers, or employees of such Debtor who served in such capacity at any time, with respect to or based upon any act or omission taken or omitted in any of such capacities, or for or on behalf of any Debtor, pursuant to and to the maximum extent provided by the Debtor’s respective articles of incorporation, certificates of formation, bylaws, similar corporate documents, and applicable law, as in effect as of the Effective Date.

85. “Intercompany Claim” means any Claim held by a Debtor against another Debtor or any Claim held by an Affiliate against a Debtor.

86. “Intercompany Interest” means an Equity Interest in a Debtor held by another Debtor.

87. “Intercreditor Agreement” means that certain intercreditor and lien subordination agreement dated as of October 7, 2003 and as amended on May 4, 2004, March 1, 2005, June 15, 2005, December 21, 2005, April 13, 2006, July 31, 2006, March 15, 2007, and March 31, 2008, by and among Wells Fargo Capital Finance, Inc. (formerly known as Wells Fargo Foothill, Inc.), as the arranger and administrative agent under and pursuant to the Senior Secured Credit Facility, The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., successor to The Bank of New York), solely in its capacity as trustee under the Senior Secured Notes Indenture, and Majestic I and its affiliates signatory thereto as the debtors.

88. “Interests” mean, collectively, Equity Interests and Intercompany Interests.

89. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

90. “Lake County Property Tax Motion” means the Motion of Lake County, Indiana for Allowance of Claims and Determination of Tax Liability Pursuant to Sections 502, 505(a) and 105(a) of the Bankruptcy Code, filed on November 9, 2010 [Docket No. 719].

91. “Land Transfer Transaction” means a potential restructuring transaction that may occur on or prior to the Effective Date, whereby the Debtors would transfer surplus real property that is not currently being utilized by their ongoing casino operations to a newly-formed affiliate entity on terms and conditions that would be set forth more fully in the Plan Supplement or a separate filing with the Bankruptcy Court, which terms and conditions shall be acceptable to the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee.

92. “Largest Committee Senior Noteholder” means the Senior Noteholder that is a member of the Creditors’ Committee and, together with its affiliates, holds the greatest principal amount of Senior Notes on the Voting Record Date of any member of the Creditors’ Committee.

93. “Largest Secured Noteholder” means the Senior Secured Noteholder that, together with its affiliates, holds the greatest principal amount of Senior Secured Notes on the Voting Record Date.

94. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

95. “Local Bankruptcy Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

96. “Majestic Holdco” means Majestic Holdco, LLC.

97. “Majestic I” means The Majestic Star Casino, LLC.

98. “Majestic II” means The Majestic Star Casino II, Inc.

99. “Majestic II Tax Action(s)” means (a) the adversary proceeding commenced by the Debtors on December 31, 2010 regarding, inter alia, the tax status of Majestic II, and (b) any other related Causes of Action the Debtors or Reorganized Debtors subsequently may assert.

100. “Majestic Star Holdco” means Majestic Star Holdco, Inc.

101. “Management Consultant” means the management consultant to be retained by the Debtors pursuant to the terms and conditions set forth in Article VI.R of the Plan.

102. “Manager” means a member of the Board of Managers.

103. “MSCC” means The Majestic Star Casino Capital Corp.

104. “MSCC II” means Majestic Start Casino Capital Corp. II.

105. “New Intercreditor Agreement” means that certain intercreditor and lien subordination agreement dated as of the Effective Date, by and among the Senior Secured Credit Facility Agent, on behalf of the Senior Secured Credit Facility Lenders, and the Senior Secured Notes Trustee, on behalf of the Senior Secured Noteholders. A copy of either the New Intercreditor Agreement, or a term sheet setting forth the principal terms thereof, shall be attached as Exhibit 3 to the Plan Supplement.

106. “New Holdco LLC Agreement” means the amended and restated limited liability company agreement of Reorganized Majestic Holdco that all Holders of the New Membership Interests shall be parties to, which shall be attached as part of the Amended and Restated Operating Agreements, attached as Exhibit 1 to the Plan Supplement.

107. “New Membership Interests” means the new membership interests of Reorganized Majestic Holdco.

108. “New Senior Secured Credit Facility” means the $58 million senior secured credit facility with a term of three years following the Effective Date of the Plan, with an interest rate per annum equal to (a) the Base Rate plus 3.50% or (b) the LIBOR Rate plus 4.75%, to be provided by the Senior Secured Credit Facility Agent, which shall be secured by a first lien on all of the assets of the Reorganized Debtors to the extent permitted by law and issued pursuant to a new credit agreement, containing the terms as set forth on the term sheet attached hereto as Exhibit I, which new credit agreement shall be in form and substance reasonably satisfactory to the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee. A copy of either the New Senior Secured Credit Facility, or a term sheet setting forth the principal terms thereof, shall be attached as Exhibit 5 to the Plan Supplement.

109. “New Senior Secured Credit Facility Borrowers” means the Reorganized Debtors.

110. “New Senior Secured Credit Facility Paydown Amount” means the payment to be made to Holders of Senior Secured Credit Facility Claims, in the aggregate amount of the total Unrestricted Cash Balances of the Senior Secured Credit Facility Borrowers as of the last day of the calendar month immediately preceding the Effective Date, less $40 million.

111. “New Senior Secured Notes” means the senior secured 12.5% notes (or, at the election of the Senior Secured Notes Trustee, amended and restated Senior Secured Notes), dated as of the Effective Date, due on the fifth anniversary of the Effective Date issued pursuant to the New Senior Secured Notes Indenture, which shall be secured by a second lien on all of the assets of the Reorganized Debtors to the extent permitted by law and issued pursuant to the New Senior Secured Notes Indenture, and subject to the New Intercreditor Agreement.

112. “New Senior Secured Notes Indenture” means that certain indenture (or, at the election of the Senior Secured Notes Trustee, amended and restated Senior Secured Notes Indenture), dated as of the Effective Date, by and among the Reorganized Debtors and any issuing Entity the Debtors or Reorganized Debtors may form, as obligors, and the Senior Secured Notes Trustee, as indenture trustee, which shall be qualified under the Trust Indenture Act pursuant to section 1145(d) of the Bankruptcy Code, and which shall be in form and substance satisfactory to the Senior Secured Credit Facility Agent (in its reasonable discretion), the Senior Secured Notes Trustee, and the Creditors’ Committee. A copy of either the New Senior Secured Notes Indenture, or a term sheet setting forth the principal terms thereof, shall be attached as Exhibit 6 to the Plan Supplement.

113. “Notice, Claims and Solicitation Agent” means Epiq Bankruptcy Solutions, LLC, located at 757 Third Avenue, Third Floor, New York, New York 10017, retained as the Debtors’ notice, claims and solicitation agent.

114. “Periodic Distribution Date” means the first Business Day that is as soon as reasonably practicable occurring approximately ninety (90) days after the Distribution Date, and thereafter, the first Business Day that is as soon as reasonably practicable occurring approximately ninety (90) days after the immediately preceding Periodic Distribution Date.

115. “Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other Entity.

116. “Petition Date” means November 23, 2009, the date on which the Debtors Filed their voluntary petitions commencing these Chapter 11 Cases in the Bankruptcy Court.

117. “Plan” means this amended joint plan of reorganization, including the exhibits hereto or contained in the Plan Supplement.

118. “Plan Supplement” means the compilation of documents and forms of documents and exhibits to the Plan Filed herewith, as supplemented or modified from time to time in accordance with the terms hereof, the Bankruptcy Code, and the Bankruptcy Rules. The forms of each of the documents in the Plan Supplement shall be filed with the Bankruptcy Court prior to the Effective Date.

119. “Post-Effective Date Management Incentive Program” means a management incentive program that the Board of Managers of Reorganized Majestic Holdco may, but shall have no obligation to, develop, adopt, and implement on or after the Effective Date.

120. “Postpetition” means the period of time beginning on and following the Petition Date.

121. “Pre-Effective Date Key Employee Incentive Program” means the key employee incentive program for the Debtors’ senior executives, including but not limited to the COO, CFO, General Counsel, and Project Managers, that the Board of Directors of the Debtors may develop, adopt, and implement, subject to the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably), which, if implemented, shall cover the period from January 1, 2011 through the Effective Date (and which shall expire by its terms on the Effective Date), the material terms of which shall be described on Exhibit 7 to the Plan Supplement. Without limiting the foregoing, no Pre-Effective Date Key Employee Incentive Program shall provide for the issuance of any New Membership Interests to any Person.

122. “Prepetition” means the period of time before the Petition Date.

123. “Priority Non-Tax Claims” mean any and all Claims entitled to priority in payment as specified in section 507(a)(4), (5), (6), or (7) of the Bankruptcy Code.

124. “Priority Tax Claim” means any and all Claims of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code, as well as any Claim that would otherwise meet the description of an unsecured claim of a Governmental Unit under section 507(a)(8), but for the secured status of the Claim.

125. “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that particular Class and in other Classes entitled to share in the same recovery as such Allowed Claims under the Plan.

126. “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 363 or 331 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code, but excluding, for avoidance of doubt, the advisors and attorneys of the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, the Senior Notes Trustee, and the Discount Notes Trustee.

127. “Professional Compensation and Reimbursement Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code.

128. “Professional Fee Order” means that certain order of the Bankruptcy Court entered on December 17, 2009 [Docket No. 117], establishing procedures for interim compensation and reimbursement of expenses of Professionals.

129. “Projected Effective Date” means a date to be determined from time to time by the Debtors with the consent of the Senior Secured Notes Trustee and the Creditors’ Committee (which consent shall not be withheld unreasonably), or by order of the Bankruptcy Court after notice and hearing, that is the anticipated date upon which the Debtors shall have received all necessary regulatory and licensing approvals to lawfully consummate the Plan, for avoidance of doubt excluding those approvals related to Barden Colorado if both the Senior Secured Notes Trustee and the Creditors’ Committee waive the condition to the Effective Date related to such approvals.

130. “Property Managers” mean those individuals who hold the position of General Manager of the Debtors’ or the Reorganized Debtors’ gaming properties in Indiana, Colorado, or Mississippi.

131. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

132. “Qualified Commitment Letter” means a signed commitment letter from one or more third parties unaffiliated with Senior Noteholders (unless consented to by the Senior Secured Notes Trustee) to provide, on a fully committed basis, the Second Lien Alternative Financing which meets the following criteria: (a) provides for financing on materially better terms regarding the interest rate, maturity, amortization, and all other associated costs and expenses than the New Senior Secured Notes; (b) taken as a whole, has restrictive covenants at least as favorable to the Reorganized Debtors as the New Senior Secured Notes; (c) contains closing conditions customary for a transaction of this type, including without limitation, (i) closing conditions similar to those contained in the New Senior Secured Notes Indenture and (ii) the negotiation, execution, and delivery of definitive documentation, provided, however, a Qualified Commitment Letter shall not contain diligence or syndication conditions; (d) provides for a closing no later than the Projected Effective Date; (e) with respect to any terms and conditions that are less favorable to the Senior Secured Credit Facility Agent and/or materially different than the terms of the Senior Secured Notes, such terms and conditions shall be reasonably acceptable to the Senior Secured Credit Facility Agent; and (f) shall be subject to an intercreditor and subordination agreement which is substantially similar to the Intercreditor Agreement.

133. “Qualified Commitment Letter Deadline” means sixty (60) calendar days before the Projected Effective Date.

134. “Rejection Damages Claim” means any Claim on account of the rejection of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code or the repudiation of such contract or lease.

135. “Released Party” means each of the Senior Secured Credit Facility Agent, the Senior Secured Credit Facility Lenders (and any group or committee thereof), the Senior Secured Notes Trustee, the Senior Secured Noteholders (and any group or committee thereof), the Senior Notes Trustee, the Senior Noteholders, the Discount Notes Trustee, the Discount Noteholders, the Creditors’ Committee, and, with respect to each releasing Debtor, each other Debtor (except for Intercompany Claims, which will be treated as provided in the Plan), and each of the respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, affiliates and representatives of each of the foregoing parties; provided, however, that the foregoing shall not include any of the Identified Parties.

136. “Reorganized Debtors” means, collectively, the Debtors upon and after the Effective Date.

137. “Reorganized Majestic Holdco” means, Majestic Holdco upon and after the Effective Date.

138. “Retained Liens List” means the list (as may be amended), as determined by the Debtors or the Reorganized Debtors, subject to the consents of the Senior Secured Credit Facility Agent and the Senior Secured Notes Trustee (which consents shall not be withheld unreasonably), of Senior Secured Credit Facility Liens and New Senior Secured Notes Indenture Liens that shall be permitted to be retained under the New Senior Secured Credit Facility and the New Senior Secured Notes Indenture, respectively, and which shall be attached as Exhibit 8 to the Plan Supplement.

139. “Schedules” means the schedules of assets and liabilities and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules.

140. “Second Lien Alternative Financing” means alternative financing resulting from an exit financing process to identify options to replace the New Senior Secured Notes, which may be conducted by the Creditors’ Committee, with the cooperation of the Debtors’ management team and advisors, and which may only be consummated if (a) the Creditors’ Committee delivers to the Debtors and the Senior Secured Notes Trustee a Qualified Commitment Letter on or prior to the Qualified Commitment Letter Deadline, (b) the financing to be consummated satisfies the requirements of the Qualified Commitment Letter, and (c) the Second Lien Alternative Financing is consummated within fourteen (14) calendar days of the Projected Effective Date.

141. “Section 510(b) Claims” means any Claim arising from rescission of a purchase or sale of a Security (including any Interest) of the Debtors, for damages arising from the purchase or sale of such a Security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

142. “Secured Claim” means, with respect to any Claim against any Debtor, that portion which, pursuant to section 506 of the Bankruptcy Code, is (a) secured by a valid, perfected, and enforceable security interest, Lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or nonbankruptcy law, in or upon any right, title or interest of a Debtor in and to property of the relevant estate, to the extent of the value of the Holder’s interest in such property as of the relevant determination date or (b) Allowed as such pursuant to the terms of the Plan (subject to the occurrence of the Effective Date).

143. “Securities Act” means the Securities Act of 1933, as amended.

144. “Security” means any instrument that qualifies under section 2(a)(1) of the Securities Act.

145. “Senior Noteholders” means the Holders of the Senior Notes and their successors and assigns.

146. “Senior Notes” means the senior 9.75% notes due January 15, 2011 issued pursuant to the Senior Notes Indenture.

147. “Senior Notes Indenture” means that certain indenture, dated December 21, 2005, by and among Majestic I and MSCC II, as issuers, and the Majestic II, Barden Mississippi, and Barden Colorado, as guarantors, and the Senior Notes Trustee, as indenture trustee.

148. “Senior Notes Indenture Claim” means a Claim arising under the Senior Notes Indenture or the Senior Notes.

149. “Senior Notes Indenture Guarantee” means the guarantees issued by Majestic II, Barden Mississippi, and Barden Colorado, as guarantors of the Senior Notes.

150. “Senior Notes Indenture Guarantee Claim” means a Claim arising under the Senior Notes Indenture Guarantee.

151. “Senior Notes Trustee” means Law Debenture Trust Company of New York, as successor to The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., successor to The Bank of New York), as indenture trustee under the Senior Notes Indenture, or any successor indenture trustee appointed in accordance with such agreement.

152. “Senior Secured Credit Facility Agent” means Wells Fargo Capital Finance, Inc. (formerly known as Wells Fargo Foothill, Inc.), as arranger and administrative agent under the Senior Secured Credit Facility, or any successor agent appointed in accordance with such agreement.

153. “Senior Secured Credit Facility” means that certain loan and security agreement dated as of October 7, 2003, and as amended on May 4, 2004, March 1, 2005, June 15, 2005, December 21, 2005, April 13, 2006, July 31, 2006, March 15, 2007, and March 31, 2008, by and among Majestic I, Majestic II, Barden Mississippi, and Barden Colorado, as borrowers, and Majestic Holdco, as guarantor, and the other loan parties to the Senior Secured Credit Facility, and the Senior Secured Credit Facility Agent as agent for the Senior Secured Credit Facility Lenders.

154. “Senior Secured Credit Facility Claim” means a Claim arising under the Senior Secured Credit Facility.

155. “Senior Secured Credit Facility Guarantee” means the guarantees issued by Majestic Holdco, as guarantor of the Senior Secured Credit Facility.

156. “Senior Secured Credit Facility Guarantee Claim” means a Claim arising under the Senior Secured Notes Credit Facility Guarantee.

157. “Senior Secured Credit Facility Lenders” means the lenders under the Senior Secured Credit Facility and their successors and assigns.

158. “Senior Secured Noteholders” means the Holders of the Senior Secured Notes and their successors and assigns.

159. “Senior Secured Notes” means the senior secured 9.5% notes due October 15, 2010 issued pursuant to the Senior Secured Notes Indenture.

160. “Senior Secured Notes Indenture” means that certain indenture, dated October 7, 2003, and the supplemental indentures, each dated as of December 21, 2005, by and among Majestic I and MSCC, as issuers, and Majestic Holdco, Majestic II, MSCC II, Barden Mississippi, and Barden Colorado, as guarantors, and the Senior Secured Notes Trustee, as indenture trustee.

161. “Senior Secured Notes Indenture Claim” means a Claim arising under the Senior Secured Notes Indenture or the Senior Secured Notes, including the fees and expenses of the Senior Secured Notes Trustee and its attorneys and advisors.

162. “Senior Secured Notes Indenture Guarantee” means the guarantees issued by Majestic Holdco, Majestic II, MSCC II, Barden Mississippi, and Barden Colorado, as guarantors of the Senior Secured Notes.

163. “Senior Secured Notes Indenture Guarantee Claim” means a claim arising under the Senior Secured Notes Indenture Guarantee.

164. “Senior Secured Notes Trustee” means The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., successor to The Bank of New York), as indenture trustee under the Senior Secured Notes Indenture, or any successor indenture trustee appointed in accordance with such agreement.

165. “Servicer” means an indenture trustee, agent, servicer or other authorized representative of Holders of Claims or Interests recognized by the Debtors.

166. “Standing Motion” means the Motion of the Official Committee of Unsecured Creditors of The Majestic Star Casino, LLC, et al., Pursuant to 11 U.S.C. §§ 105(a), 1103(c) and 1109(b), for Entry of an Order Granting Leave, Standing and Authority to Prosecute and, if Appropriate, Settle Claims on Behalf of the Debtors’ Estates, filed by the Creditors’ Committee on March 4, 2010 [Docket No. 237].

167. “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

168. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

169. “Unimpaired” has the meaning set forth in section 1124 of the Bankruptcy Code.

170. “United States Trustee” means the Office of the United States Trustee for the District of Delaware.

171. “Unrestricted Cash Balances” means, as of any date of determination, all of the cash on hand of the Debtors or Reorganized Debtors, as applicable, except restricted cash which includes, but not necessarily limited to, (a) certificates of deposit collateralizing certain liabilities, (b) segregated accounts for local taxing authorities, (c) deposits held by utility providers pursuant to the Final Order Determining Adequate Assurance of Payment for Future Utility Services, entered on December 17, 2009 [Docket No. 115], and (d) reserves for potential liabilities arising under or related to certain agreements with the City of Gary, Indiana, including the Development Agreement, dated as of March 26, 1996 (as amended or otherwise restated).

172. “Unsecured Claim” means any Claim that is neither secured nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court, including any Rejection Damages Claim.

173. “Voting Deadline” means the date determined by an order of the Bankruptcy Court by which vote to accept or reject the Plan must be cast.

174. “Voting Record Date” shall have the meaning ascribed to it in the Order approving the Disclosure Statement.

B. Rules of Interpretation. For purposes of the Plan:

1. Whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or gender-neutral shall include the masculine, feminine, and the gender-neutral;

2. Any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions;

3. Unless otherwise specified, any reference in the Plan to an existing document or exhibit, whether or not filed with the Bankruptcy Court, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented in accordance with its terms;

4. Any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns;

5. Unless otherwise specified, all references in the Plan to “Articles” are references to Articles of the Plan;

6. Unless otherwise specified, all references in the Plan to exhibits are references to exhibits in the Plan Supplement;

7. The words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan;

8. Subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with, applicable federal law, including the Bankruptcy Code and Bankruptcy Rules;

9. Captions and headings of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan;

10. Unless otherwise set forth in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply;

11. Any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable;

12. All references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system;

13. All references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, as applicable to the Chapter 11 Cases, unless otherwise stated; and

14. Any immaterial effectuating provisions may be interpreted by the Reorganized Debtors after the Effective Date in such a manner that is consistent with the overall purpose and intent of the Plan, all without further Bankruptcy Court order.

C. Computation of Time. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II.

ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III.

A. Administrative Expense Claims. Except with respect to Administrative Expense Claims that are Professional Compensation and Reimbursement Claims and except to the extent that a Holder of an Allowed Administrative Expense Claim and the applicable Debtors agree to less favorable distribution to such Holder, each Holder of an Allowed Administrative Expense Claim shall be paid in full in Cash on the later of the Distribution Date under the Plan, the date such Administrative Expense Claim is Allowed, and the date such Allowed Administrative Expense Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims that arise in the ordinary course of the Debtors’ business shall be paid in full in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions.

B. Professional Compensation and Reimbursement Claims. Except as provided in Article II.A hereof, all Entities seeking approval by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (1) File, on or before the date that is ninety (90) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (2) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or Allowing any such Administrative Expense Claim. The Reorganized Debtors are authorized to pay reasonable compensation for Professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.

C. Priority Tax Claims. Each Holder of an Allowed Priority Tax Claim shall receive, on the Distribution Date or such later date as such Allowed Priority Tax Claim becomes due and payable, at the option of the Debtors, with the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably), one of the following treatments on account of such Claim: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, plus, to the extent provided for by section 511 of the Bankruptcy Code, interest at the rate determined under applicable nonbankruptcy law; (2) such other treatment as may be agreed to by such Holder and the applicable Debtors, with the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably), or otherwise determined upon an order of the Bankruptcy Court; or (3) treatment in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION OF CLAIMS AND INTERESTS

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Interests in the Debtors. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class, and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.

A.	Majestic Holdco

1. Class A-1 shall consist of all Senior Secured Credit Facility Guarantee Claims against Majestic Holdco.

2. Class A-2 shall consist of all Senior Secured Notes Indenture Guarantee Claims against Majestic Holdco.

3. Class A-3 shall consist of all Discount Notes Indenture Claims against Majestic Holdco.

4. Class A-4 shall consist of all Interests in Majestic Holdco.

5. Class A-5 shall consist of all Section 510(b) Claims that may exist against Majestic Holdco.

B.	Majestic Star Holdco

1. Class B-1 shall consist of all Discount Notes Indenture Claims against Majestic Star Holdco.

2. Class B-2 shall consist of all Intercompany Interests in Majestic Star Holdco.

3. Class B-3 shall consist of all Section 510(b) Claims that may exist against Majestic Star Holdco.

C.	Majestic I

1. Class C-1 shall consist of all Senior Secured Credit Facility Claims against Majestic I.

2. Class C-2 shall consist of all Senior Secured Notes Indenture Claims against Majestic I.

3. Class C-3 shall consist of all Priority Non-Tax Claims that may exist against Majestic I.

4. Class C-4 shall consist of all Secured Claims (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Claims) that may exist against Majestic I.

5. Class C-5 shall consist of all Senior Notes Indenture Claims that may exist against Majestic I.

6. Class C-6 shall consist of all General Unsecured Claims and Rejection Damages Claims that may exist against Majestic I.

7. Class C-7 shall consist of all Intercompany Claims that may exist against Majestic I.

8. Class C-8 shall consist of all Intercompany Interests in Majestic I.

9. Class C-9 shall consist of all Section 510(b) Claims that may exist against Majestic I.

D.	Majestic II

1. Class D-1 shall consist of all Senior Secured Credit Facility Claims against Majestic II.

2. Class D-2 shall consist of all Senior Secured Notes Indenture Guarantee Claims against Majestic II.

3. Class D-3 shall consist of all Priority Non-Tax Claims that may exist against Majestic II.

4. Class D-4 shall consist of all Secured Claims (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) that may exist against Majestic II.

5. Class D-5 shall consist of all Senior Notes Indenture Guarantee Claims that may exist against Majestic II.

6. Class D-6 shall consist of all General Unsecured Claims and Rejection Damages Claims that may exist against Majestic II.

7. Class D-7 shall consist of all Intercompany Claims that may exist against Majestic II.

8. Class D-8 shall consist of all Intercompany Interests in Majestic II.

9. Class D-9 shall consist of all Section 510(b) Claims that may exist against Majestic II.

E.	MSCC

1. Class E-1 shall consist of all Senior Secured Notes Indenture Claims against MSCC.

2. Class E-2 shall consist of all Intercompany Interests in MSCC.

3. Class E-3 shall consist of all Section 510(b) Claims that may exist against MSCC.

F.	MSCC II

1. Class F-1 shall consist of all Senior Secured Notes Indenture Guarantee Claims against MSCCII.

2. Class F-2 shall consist of all Senior Notes Indenture Claims against MSCC II.

3. Class F-3 shall consist of all Intercompany Interests in MSCC II.

4. Class F-4 shall consist of all Section 510(b) Claims that may exist against MSCC II.

G.	Barden Mississippi

1. Class G-1 shall consist of all Senior Secured Credit Facility Claims against Barden Mississippi.

2. Class G-2 shall consist of all Senior Secured Notes Indenture Guarantee Claims against Barden Mississippi.

3. Class G-3 shall consist of all Priority Non-Tax Claims that may exist against Barden Mississippi.

4. Class G-4 shall consist of all Secured Claims (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) that may exist against Barden Mississippi.

5. Class G-5 shall consist of all Senior Notes Indenture Guarantee Claims that may exist against Barden Mississippi.

6. Class G-6 shall consist of all General Unsecured Claims and Rejection Damages Claims that may exist against Barden Mississippi.

7. Class G-7 shall consist of all Intercompany Claims that may exist against Barden Mississippi.

8. Class G-8 shall consist of all Intercompany Interests in Barden Mississippi.

9. Class G-9 shall consist of all Section 510(b) Claims that may exist against Barden Mississippi.

H.	Barden Colorado

1. Class H-1 shall consist of all Senior Secured Credit Facility Claims against Barden Colorado.

2. Class H-2 shall consist of all Senior Secured Notes Indenture Guarantee Claims against Barden Colorado.

3. Class H-3 shall consist of all Priority Non-Tax Claims that may exist against Barden Colorado.

4. Class H-4 shall consist of all Secured Claims (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) that may exist against Barden Colorado.

5. Class H-5 shall consist of all Senior Notes Indenture Guarantee Claims that may exist against Barden Colorado.

6. Class H-6 shall consist of all General Unsecured Claims and Rejection Damages Claims that may exist against Barden Colorado.

7. Class H-7 shall consist of all Intercompany Claims that may exist against Barden Colorado.

8. Class H-8 shall consist of all Intercompany Interests in Barden Colorado.

9. Class H-9 shall consist of all Section 510(b) Claims that may exist against Barden Colorado.

ARTICLE IV.

TREATMENT OF CLAIMS AND INTERESTS

To the extent a Class contains Allowed Claims or Interests with respect to a particular Debtor, the treatment provided to each Class for distribution purposes is specified below. Consistent with the intent to provide a single recovery in respect of all Claims filed against one or more of the Debtors, the classification and treatment of Allowed Claims under the Plan shall take into consideration and shall be deemed to be in full satisfaction, release and discharge of, and in exchange for, all Allowed Claims. Holders of Claims will be entitled to only one distribution in respect of the primary and secondary liabilities related to the underlying Allowed Claim. No multiple recoveries on account of any Allowed Claim against any Debtor will be provided or permitted.

A.	Majestic Holdco

1. Class A-1: Senior Secured Credit Facility Guarantee Claims against Majestic Holdco

(a) Classification. Class A-1 consists of all Senior Secured Credit Facility Guarantee Claims against Majestic Holdco.

(b) Impairment and Voting. Class A-1 is Impaired by the Plan. Each Holder of an Allowed Senior Secured Credit Facility Guarantee Claim against Majestic Holdco is entitled to vote to accept or reject the Plan.

(c) Distributions. Each Holder of an Allowed Senior Secured Credit Facility Guarantee Claim against Majestic Holdco shall receive, on the Distribution Date or as soon thereafter as is practicable, (i) in the event no First Lien Alternative Financing is consummated, guarantees substantially similar to the terms of the Senior Secured Credit Facility Guarantee or (ii) in the event the First Lien Alternative Financing is consummated, its Pro Rata share of Cash from the proceeds of the First Lien Alternative Financing.

2. Class A-2: Senior Secured Notes Indenture Guarantee Claims against Majestic Holdco

(a) Classification. Class A-2 consists of all Senior Secured Notes Indenture Guarantee Claims against Majestic Holdco.

(b) Impairment and Voting. Class A-2 is Impaired by the Plan. Each Holder of an Allowed Senior Secured Notes Indenture Guarantee Claim against Majestic Holdco is entitled to vote to accept or reject the Plan.

(c) Distributions. Each Holder of an Allowed Senior Secured Notes Indenture Guarantee Claim against Majestic Holdco shall receive, on the Distribution Date or as soon thereafter as is practicable, its Pro Rata share of (i) 58 percent of the New Membership Interests and (ii) either (A) in the event no Second Lien Alternative Financing is consummated, the New Senior Secured Notes or (B) in the event the Second Lien Alternative Financing is consummated, Cash in the amount of $100.6 million from the proceeds of the Second Lien Alternative Financing.

3. Class A-3: Discount Notes Indenture Claims against Majestic Holdco

(a) Classification. Class A-3 consists of all Discount Notes Indenture Claims against Majestic Holdco.

(b) Impairment and Voting. Class A-3 is Impaired by the Plan. Each Holder of an Allowed Discount Notes Indenture Claim against Majestic Holdco is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c) Distributions. Discount Notes Indenture Claims against Majestic Holdco shall be cancelled, released, and extinguished and the Holders of Discount Notes Indenture Claims against Majestic Holdco shall receive no distribution under the Plan on account of such Claims.

4. Class A-4: Interests in Majestic Holdco

(a) Classification. Class A-4 consists of all Interests in Majestic Holdco.

(b) Impairment and Voting. Class A-4 is Impaired by the Plan. Each Holder of an Interest in Majestic Holdco is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c) Distributions. Interests in Majestic Holdco shall be cancelled, released, and extinguished and the Holders of such Interests shall receive no distribution under the Plan on account thereof.

5. Class A-5: Section 510(b) Claims in Majestic Holdco

(a) Classification. Class A-5 consists of all Section 510(b) Claims that may exist against Majestic Holdco.

(b) Impairment and Voting. Class A-5 is Impaired by the Plan. Each Holder of a Section 510(b) Claim in Majestic Holdco is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c) Distributions. Section 510(b) Claims in Majestic Holdco shall be cancelled, released, and extinguished and the Holders of such Section 510(b) Claims shall receive no distribution under the Plan on account thereof.

B.	Majestic Star Holdco

1. Class B-1: Discount Notes Indenture Claims against Majestic Star Holdco

(a) Classification. Class B-1 consists of all Discount Notes Indenture Claims against Majestic Star Holdco.

(b) Impairment and Voting. Class B-1 is Impaired by the Plan. Each Holder of an Allowed Discount Notes Indenture Claim against Majestic Star Holdco is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c) Distributions. Discount Notes Indenture Claims against Majestic Star Holdco shall be cancelled, released, and extinguished and the Holders of Discount Notes Indenture Claims against Majestic Star Holdco shall receive no distribution under the Plan on account of such Claims.

2. Class B-2: Intercompany Interests in Majestic Star Holdco

(a) Classification. Class B-2 consists of all Intercompany Interests in Majestic Star Holdco.

(b) Impairment and Voting. Class B-2 is Impaired by the Plan. Each Holder of an Interest in Majestic Star Holdco is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c) Distributions. Intercompany Interests in Majestic Star Holdco shall be cancelled, released, and extinguished and the Holders of such Interests shall receive no distribution under the Plan on account thereof.

3. Class B-3: Section 510(b) Claims in Majestic Star Holdco

(a) Classification. Class B-3 consists of all Section 510(b) Claims that may exist against Majestic Star Holdco.

(b) Impairment and Voting. Class B-3 is Impaired by the Plan. Each Holder of a Section 510(b) Claim in Majestic Star Holdco is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c) Distributions. Section 510(b) Claims in Majestic Star Holdco shall be cancelled, released, and extinguished and the Holders of such Section 510(b) Claims shall receive no distribution under the Plan on account thereof.

C.	Majestic I

1. Class C-1: Senior Secured Credit Facility Claims against Majestic I

(a) Classification. Class C-1 consists of all Senior Secured Credit Facility Claims against Majestic I.

(b) Impairment and Voting. Class C-1 is Impaired by the Plan. Each Holder of an Allowed Senior Secured Credit Facility Claim against Majestic I is entitled to vote to accept or reject the Plan.

(c) Distributions. Each Holder of an Allowed Senior Secured Credit Facility Claim against Majestic I shall receive, on the Distribution Date or as soon thereafter as is practicable, its Pro Rata share of (i) in the event no First Lien Alternative Financing is consummated, the New Senior Secured Credit Facility and the New Senior Secured Credit Facility Paydown Amount or (ii) in the event the First Lien Alternative Financing is consummated, Cash from the proceeds of the First Lien Alternative Financing.

2. Class C-2: Senior Secured Notes Indenture Claims against Majestic I

(a) Classification. Class C-2 consists of all Senior Secured Notes Indenture Claims against Majestic I.

(b) Impairment and Voting. Class C-2 is Impaired by the Plan. Each Holder of an Allowed Senior Secured Notes Indenture Claim against Majestic I is entitled to vote to accept or reject the Plan.

(c) Distributions. Each Holder of an Allowed Senior Secured Notes Indenture Claim against Majestic I shall receive, on the Distribution Date or as soon thereafter as is practicable, its Pro Rata share of (i) 58 percent of the New Membership Interests and (ii) either (A) in the event no Second Lien Alternative Financing is consummated, the New Senior Secured Notes or (B) in the event the Second Lien Alternative Financing is consummated, Cash in the amount of $100.6 million from the proceeds of the Second Lien Alternative Financing.

3. Class C-3: Priority Non-Tax Claims against Majestic I

(a) Classification. Class C-3 consists of all Priority Non-Tax Claims that may exist against Majestic I.

(b) Impairment and Voting. Class C-3 is Unimpaired by the Plan. Each Holder of an Allowed Priority Non-Tax Claim against Majestic I is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c) Distributions. Each Holder of an Allowed Priority Non-Tax Claim against Majestic I shall be reinstated or paid in full in Cash on the Distribution Date or as soon thereafter as is practicable.

4. Class C-4: Secured Claims (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Claims) against Majestic I

(a) Classification. Class C-4 consists of all Secured Claims (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Claims) against Majestic I.

(b) Impairment and Voting. Class C-4 is Unimpaired by the Plan. Each Holder of an Allowed Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Claims) against Majestic I is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c) Distributions. Except to the extent that a Holder of an Allowed Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Claims) against Majestic I and the Debtors agree to less favorable distribution to such Holder, on the Distribution Date or as soon thereafter as is reasonably practicable, each Allowed Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Claims) against Majestic I, with the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably), shall be (i) reinstated, (ii) satisfied by the Debtors’ surrender of the Collateral securing such Allowed Claim, or (iii) otherwise rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Claims) to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.

To the extent the value of the Collateral securing any Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Claims) is less than the amount of the Claim such Collateral secures, the resulting deficiency claim shall be treated as a General Unsecured Claim under the Plan. The Holder of a Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Claims) may move the Bankruptcy Court to estimate the amount of such General Unsecured Claim for provisional voting purposes, which vote will only be counted if the Debtors have not agreed to reinstate or otherwise render Unimpaired the Secured Claim.

5. Class C-5: Senior Notes Indenture Claims against Majestic I

(a) Classification. Class C-5 consists of all Senior Notes Indenture Claims against Majestic I.

(b) Impairment and Voting. Class C-5 is Impaired by the Plan. Each Holder of an Allowed Senior Notes Indenture Claim against Majestic I is entitled to vote to accept or reject the Plan.

(c) Distributions. Each Holder of an Allowed Senior Notes Indenture Claim against Majestic I shall receive, on the Distribution Date or as soon thereafter as is practicable, its Pro Rata share of 42 percent of the New Membership Interests.

6. Class C-6: General Unsecured Claims and Rejection Damages Claims against Majestic I

(a) Classification. Class C-6 consists of all General Unsecured Claims and Rejection Damages Claims against Majestic I. As part of the global settlement embodied in the Plan, Holders of Senior Secured Notes Indenture Claims, Senior Secured Notes Indenture Guarantee Claims, Senior Notes Indenture Claims, and Senior Notes Indenture Guarantee Claims shall not participate in distributions made to this Class on account of their Unsecured Claims; provided, however, nothing in the Plan, Disclosure Statement, or otherwise shall in any way prejudice the rights of the Debtors, the Senior Secured Notes Trustee, or the Creditors’ Committee to classify such Unsecured Claims together with the other Claims in this Class or any other Class of Unsecured Claims in any amended version of this Plan or any other plan of reorganization.

(b) Impairment and Voting. Class C-6 is Impaired by the Plan. Each Holder of an Allowed General Unsecured Claim and/or Rejection Damages Claim against Majestic I is entitled to vote to accept or reject the Plan.

(c) Distributions. Except to the extent that a Holder of an Allowed General Unsecured Claim and/or Rejection Damages Claim against Majestic I and the Debtors agree to less favorable distribution to such Holder, each Holder of an Allowed General Unsecured Claim and/or Rejection Damages Claim against Majestic I shall receive the lesser of, on the Distribution Date or as soon thereafter as is practicable, (i) Cash in an amount equal to 25 percent of its Allowed General Unsecured Claim and/or Rejection Damages Claim against Majestic I or (ii) its Pro Rata share of the Aggregate General Unsecured Claim Recovery.

7. Class C-7: Intercompany Claims against Majestic I

(a) Classification. Class C-7 consists of all Intercompany Claims that may exist against Majestic I.

(b) Impairment and Voting. Class C-7 is Impaired by the Plan. Each Holder of an Allowed Intercompany Claim against Majestic I is entitled to vote to accept or reject the Plan on a provisional basis. Holders of Allowed Intercompany Claims against Majestic I that are reinstated shall be Unimpaired by the Plan and their votes shall be disregarded.

(c) Distributions. Except as otherwise provided in the Plan, all Allowed Intercompany Claims against Majestic I will be paid, adjusted, reinstated, or discharged to the extent reasonably determined to be appropriate by the Debtors with the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably).

8. Class C-8: Intercompany Interests in Majestic I

(a) Classification. Class C-8 consists of all Intercompany Interests in Majestic I.

(b) Impairment and Voting. Class C-8 is Impaired by the Plan. Each Holder of an Intercompany Interest in Majestic I is entitled to vote to accept or reject the Plan on a provisional basis. Holders of Intercompany Interests in Majestic I that are reinstated shall be Unimpaired by the Plan and their votes shall be disregarded.

(c) Distributions. Intercompany Interests in Majestic I, at the election of the Debtors or the Reorganized Debtors, with the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably) shall be (i) reinstated in exchange for the Reorganized Debtors’ agreement to make certain distributions to Holders of Claims against Majestic I, to provide management services to certain other Reorganized Debtors, and to use certain funds and assets, to the extent authorized in the Plan, to satisfy certain obligations between and among such Reorganized Debtors, or (ii) cancelled and reissued to a Reorganized Debtor.

9. Class C-9: Section 510(b) Claims in Majestic I

(a) Classification. Class C-9 consists of all Section 510(b) Claims that may exist against Majestic I.

(b) Impairment and Voting. Class C-9 is Impaired by the Plan. Each Holder of a Section 510(b) Claim in Majestic I is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c) Distributions. Section 510(b) Claims in Majestic I shall be cancelled, released, and extinguished and the Holders of such Section 510(b) Claims shall receive no distribution under the Plan on account thereof.

D.	Majestic II

1. Class D-1: Senior Secured Credit Facility Claims against Majestic II

(a) Classification. Class D-1 consists of all Senior Secured Credit Facility Claims against Majestic II.

(b) Impairment and Voting. Class D-1 is Impaired by the Plan. Each Holder of an Allowed Senior Secured Credit Facility Claim against Majestic II is entitled to vote to accept or reject the Plan.

(c) Distributions. Each Holder of an Allowed Senior Secured Credit Facility Claim against Majestic II shall receive, on the Distribution Date or as soon thereafter as is practicable, its Pro Rata share of (i) in the event no First Lien Alternative Financing is consummated, the New Senior Secured Credit Facility and the New Senior Secured Credit Facility Paydown Amount or (ii) in the event the First Lien Alternative Financing is consummated, Cash from the proceeds of the First Lien Alternative Financing.

2. Class D-2: Senior Secured Notes Indenture Guarantee Claims against Majestic II

(a) Classification. Class D-2 consists of all Senior Secured Notes Indenture Guarantee Claims against Majestic II.

(b) Impairment and Voting. Class D-2 is Impaired by the Plan. Each Holder of an Allowed Senior Secured Notes Indenture Guarantee Claim against Majestic II is entitled to vote to accept or reject the Plan.

(c) Distributions. Each Holder of an Allowed Senior Secured Notes Indenture Guarantee Claim against Majestic II shall receive, on the Distribution Date or as soon thereafter as is practicable, its Pro Rata share of (i) 58 percent of the New Membership Interests and (ii) either (A) in the event no Second Lien Alternative Financing is consummated, the New Senior Secured Notes or (B) in the event the Second Lien Alternative Financing is consummated, Cash in the amount of $100.6 million from the proceeds of the Second Lien Alternative Financing.

3. Class D-3: Priority Non-Tax Claims against Majestic II

(a) Classification. Class D-3 consists of all Priority Non-Tax Claims that may exist against Majestic II.

(b) Impairment and Voting. Class D-3 is Unimpaired by the Plan. Each Holder of an Allowed Priority Non-Tax Claim against Majestic II is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c) Distributions. Each Holder of an Allowed Priority Non-Tax Claim against Majestic II shall be reinstated or paid in full in Cash on the Distribution Date or as soon thereafter as is practicable.

4. Class D-4: Secured Claims (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) against Majestic II

(a) Classification. Class D-4 consists of all Secured Claims (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) against Majestic II.

(b) Impairment and Voting. Class D-4 is Unimpaired by the Plan. Each Holder of an Allowed Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) against Majestic II is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c) Distributions. Except to the extent that a Holder of an Allowed Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) against Majestic II and the Debtors agree to less favorable distribution to such Holder, on the Distribution Date or as soon thereafter as is reasonably practicable, each Allowed Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) against Majestic II, with the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably), shall be (i) reinstated, (ii) satisfied by the Debtors’ surrender of the Collateral securing such Allowed Claim, or (iii) otherwise rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.

To the extent the value of the Collateral securing any Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) is less than the amount of the Claim such Collateral secures, the resulting deficiency claim shall be treated as a General Unsecured Claim under the Plan. The Holder of a Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) may move the Bankruptcy Court to estimate the amount of such General Unsecured Claim for provisional voting purposes, which vote will only be counted if the Debtors have not agreed to reinstate or otherwise render Unimpaired the Secured Claim.

5. Class D-5: Senior Notes Indenture Guarantee Claims against Majestic II

(a) Classification. Class D-5 consists of all Senior Notes Indenture Guarantee Claims against Majestic II.

(b) Impairment and Voting. Class D-5 is Impaired by the Plan. Each Holder of an Allowed Senior Notes Indenture Guarantee Claim against Majestic II is entitled to vote to accept or reject the Plan.

(c) Distributions. Each Holder of an Allowed Senior Notes Indenture Guarantee Claim against Majestic II shall receive, on the Distribution Date or as soon thereafter as is practicable, its Pro Rata share of 42 percent of the New Membership Interests.

6. Class D-6: General Unsecured Claims and Rejection Damages Claims against Majestic II

(a) Classification. Class D-6 consists of all General Unsecured Claims and Rejection Damages Claims against Majestic II. As part of the global settlement embodied in the Plan, Holders of Senior Secured Notes Indenture Claims, Senior Secured Notes Indenture Guarantee Claims, Senior Notes Indenture Claims, and Senior Notes Indenture Guarantee Claims shall not participate in distributions made to this Class on account of their Unsecured Claims; provided, however, nothing in the Plan, Disclosure Statement, or otherwise shall in any way prejudice the rights of the Debtors, the Senior Secured Notes Trustee, or the Creditors’ Committee to classify such Unsecured Claims together with the other Claims in this Class or any other Class of Unsecured Claims in any amended version of this Plan or any other plan of reorganization.

(b) Impairment and Voting. Class D-6 is Impaired by the Plan. Each Holder of an Allowed General Unsecured Claim and/or Rejection Damages Claim against Majestic II is entitled to vote to accept or reject the Plan.

(c) Distributions. Except to the extent that a Holder of an Allowed General Unsecured Claim and/or Rejection Damages Claim against Majestic II and the Debtors agree to less favorable distribution to such Holder, each Holder of an Allowed General Unsecured Claim and/or Rejection Damages Claim against Majestic II shall receive the lesser of, on the Distribution Date or as soon thereafter as is practicable, (i) Cash in an amount equal to 25 percent of its Allowed General Unsecured Claim and/or Rejection Damages Claim against Majestic II or (ii) its Pro Rata share of the Aggregate General Unsecured Claim Recovery.

7. Class D-7: Intercompany Claims against Majestic II

(a) Classification. Class D-7 consists of all Intercompany Claims that may exist against Majestic II.

(b) Impairment and Voting. Class D-7 is Impaired by the Plan. Each Holder of an Allowed Intercompany Claim against Majestic II is entitled to vote to accept or reject the Plan on a provisional basis. Holders of Allowed Intercompany Claims against Majestic II that are reinstated shall be Unimpaired by the Plan and their votes shall be disregarded.

(c) Distributions. Except as otherwise provided in the Plan, all Allowed Intercompany Claims against Majestic II will be paid, adjusted, reinstated, or discharged to the extent reasonably determined to be appropriate by the Debtors with the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably).

8. Class D-8: Intercompany Interests in Majestic II

(a) Classification. Class D-8 consists of all Intercompany Interests in Majestic II.

(b) Impairment and Voting. Class D-8 is Impaired by the Plan. Each Holder of an Intercompany Interest in Majestic II is entitled to vote to accept or reject the Plan on a provisional basis. Holders of Intercompany Interests in Majestic II that are reinstated shall be Unimpaired by the Plan and their votes shall be disregarded.

(c) Distributions. Intercompany Interests in Majestic II, at the election of the Debtors or the Reorganized Debtors, with the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably) shall be (i) reinstated in exchange for the Reorganized Debtors’ agreement to make certain distributions to Holders of Claims against Majestic II, to provide management services to certain other Reorganized Debtors, and to use certain funds and assets, to the extent authorized in the Plan, to satisfy certain obligations between and among such Reorganized Debtors, or (ii) cancelled and reissued to a Reorganized Debtor.

9. Class D-9: Section 510(b) Claims in Majestic II

(a) Classification. Class D-9 consists of all Section 510(b) Claims that may exist against Majestic II.

(b) Impairment and Voting. Class D-9 is Impaired by the Plan. Each Holder of a Section 510(b) Claim in Majestic II is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c) Distributions. Section 510(b) Claims in Majestic II shall be cancelled, released, and extinguished and the Holders of such Section 510(b) Claims shall receive no distribution under the Plan on account thereof.

E.	MSCC

1. Class E-1: Senior Secured Notes Indenture Claims against MSCC

(a) Classification. Class E-1 consists of all Senior Secured Notes Indenture Claims against MSCC.

(b) Impairment and Voting. Class E-1 is Impaired by the Plan. Each Holder of an Allowed Senior Secured Notes Indenture Claim against MSCC is entitled to vote to accept or reject the Plan.

(c) Distributions. Each Holder of an Allowed Senior Secured Notes Indenture Claim against MSCC shall receive, on the Distribution Date or as soon thereafter as is practicable, its Pro Rata share of (i) 58 percent of the New Membership Interests and (ii) either (A) in the event no Second Lien Alternative Financing is consummated, the New Senior Secured Notes or (B) in the event the Second Lien Alternative Financing is consummated, Cash in the amount of $100.6 million from the proceeds of the Second Lien Alternative Financing.

2. Class E-2: Intercompany Interests in MSCC

(a) Classification. Class E-2 consists of all Intercompany Interests in MSCC.

(b) Impairment and Voting. Class E-2 is Impaired by the Plan. Each Holder of an Interest in MSCC is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c) Distributions. Intercompany Interests in MSCC shall be cancelled, released, and extinguished and the Holders of such Intercompany Interests shall receive no distribution under the Plan on account thereof.

3. Class E-3: Section 510(b) Claims in MSCC

(a) Classification. Class E-3 consists of all Section 510(b) Claims that may exist against MSCC.

(b) Impairment and Voting. Class E-3 is Impaired by the Plan. Each Holder of a Section 510(b) Claim in MSCC is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c) Distributions. Section 510(b) Claims in MSCC shall be cancelled, released, and extinguished and the Holders of such Section 510(b) Claims shall receive no distribution under the Plan on account thereof.

F.	MSCC II

1. Class F-1: Senior Secured Notes Indenture Guarantee Claims against MSCC II

(a) Classification. Class F-1 consists of all Senior Secured Notes Indenture Guarantee Claims against MSCC II.

(b) Impairment and Voting. Class F-1 is Impaired by the Plan. Each Holder of an Allowed Senior Secured Notes Indenture Guarantee Claim against MSCC II is entitled to vote to accept or reject the Plan.

(c) Distributions. Each Holder of an Allowed Senior Secured Notes Indenture Guarantee Claim against MSCC II shall receive, on the Distribution Date or as soon thereafter as is practicable, its Pro Rata share of (i) 58 percent of the New Membership Interests and (ii) either (A) if there is no Second Lien Alternative Financing, the New Senior Secured Notes or (B) in the event the Second Lien Alternative Financing is consummated, Cash in the amount of $100.6 million from the proceeds of the Second Lien Alternative Financing.

2. Class F-2: Senior Notes Indenture Claims against MSCC II

(a) Classification. Class F-2 consists of all Senior Notes Indenture Claims against MSCC II.

(b) Impairment and Voting. Class F-2 is Impaired by the Plan. Each Holder of an Allowed Senior Notes Indenture Claim against MSCC II is entitled to vote to accept or reject the Plan.

(c) Distributions. Each Holder of an Allowed Senior Notes Indenture Claim against MSCC II shall receive, on the Distribution Date or as soon thereafter as is practicable, its Pro Rata share of 42 percent of the New Membership Interests.

3. Class F-3: Intercompany Interests in MSCC II

(a) Classification. Class F-3 consists of all Intercompany Interests in MSCC II.

(b) Impairment and Voting. Class F-3 is Impaired by the Plan. Each Holder of an Interest in MSCC II is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c) Distributions. Intercompany Interests in MSCC II shall be cancelled, released, and extinguished and the Holders of such Interests shall receive no distribution under the Plan on account thereof.

4. Class F-4: Section 510(b) Claims in MSCC II

(a) Classification. Class F-4 consists of all Section 510(b) Claims that may exist against MSCC II.

(b) Impairment and Voting. Class F-4 is Impaired by the Plan. Each Holder of a Section 510(b) Claim in MSCC II is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c) Distributions. Section 510(b) Claims in MSCC II shall be cancelled, released, and extinguished and the Holders of such Section 510(b) Claims shall receive no distribution under the Plan on account thereof.

G.	Barden Mississippi

1. Class G-1: Senior Secured Credit Facility Claims against Barden Mississippi

(a) Classification. Class G-1 consists of all Senior Secured Credit Facility Claims against Barden Mississippi.

(b) Impairment and Voting. Class G-1 is Impaired by the Plan. Each Holder of an Allowed Senior Secured Credit Facility Claim against Barden Mississippi is entitled to vote to accept or reject the Plan.

(c) Distributions. Each Holder of an Allowed Senior Secured Credit Facility Claim against Barden Mississippi shall receive, on the Distribution Date or as soon thereafter as is practicable, its Pro Rata share of (i) in the event no First Lien Alternative Financing is consummated, the New Senior Secured Credit Facility and the New Senior Secured Credit Facility Paydown Amount or (ii) in the event the First Lien Alternative Financing is consummated, Cash from the proceeds of the First Lien Alternative Financing.

2. Class G-2: Senior Secured Notes Indenture Guarantee Claims against Barden Mississippi

(a) Classification. Class G-2 consists of all Senior Secured Notes Indenture Guarantee Claims against Barden Mississippi.

(b) Impairment and Voting. Class G-2 is Impaired by the Plan. Each Holder of an Allowed Senior Secured Notes Indenture Guarantee Claim against Barden Mississippi is entitled to vote to accept or reject the Plan.

(c) Distributions. Each Holder of an Allowed Senior Secured Notes Indenture Guarantee Claim against Barden Mississippi shall receive, on the Distribution Date or as soon thereafter as is practicable, its

Pro Rata share of (i) 58 percent of the New Membership Interests and (ii) either (A) in the event no Second Lien Alternative Financing is consummated, the New Senior Secured Notes or (B) in the event the Second Lien Alternative Financing is consummated, Cash in the amount of $100.6 million from the proceeds of the Second Lien Alternative Financing.

3. Class G-3: Priority Non-Tax Claims against Barden Mississippi

(a) Classification. Class G-3 consists of all Priority Non-Tax Claims that may exist against Barden Mississippi.

(b) Impairment and Voting. Class G-3 is Unimpaired by the Plan. Each Holder of an Allowed Priority Non-Tax Claim against Barden Mississippi is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c) Distributions. Each Holder of an Allowed Priority Non-Tax Claim against Barden Mississippi shall be reinstated or paid in full in Cash on the Distribution Date or as soon thereafter as is practicable.

4. Class G-4: Secured Claims (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) against Barden Mississippi

(a) Classification. Class G-4 consists of all Secured Claims (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) against Barden Mississippi.

(b) Impairment and Voting. Class G-4 is Unimpaired by the Plan. Each Holder of an Allowed Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) against Barden Mississippi is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c) Distributions. Except to the extent that a Holder of an Allowed Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) against Barden Mississippi and the Debtors agree to less favorable distribution to such Holder, on the Distribution Date or as soon thereafter as is reasonably practicable, each Allowed Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) against Barden Mississippi, with the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably), shall be (i) reinstated, (ii) satisfied by the Debtors’ surrender of the Collateral securing such Allowed Claim, or (iii) otherwise rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.

To the extent the value of the Collateral securing any Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) is less than the amount of the Claim such Collateral secures, the resulting deficiency claim shall be treated as a General Unsecured Claim under the Plan. The Holder of a Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) may move the Bankruptcy Court to estimate the amount of such General Unsecured Claim for provisional voting purposes, which vote will only be counted if the Debtors have not agreed to reinstate or otherwise render Unimpaired the Secured Claim.

5. Class G-5: Senior Notes Indenture Guarantee Claims against Barden Mississippi

(a) Classification. Class G-5 consists of all Senior Notes Indenture Guarantee Claims that may exist against Barden Mississippi.

(b) Impairment and Voting. Class G-5 is Impaired by the Plan. Each Holder of an Allowed Senior Notes Indenture Guarantee Claim against Barden Mississippi is entitled to vote to accept or reject the Plan.

(c) Distributions. Each Holder of an Allowed Senior Notes Indenture Guarantee Claim against Barden Mississippi shall receive, on the Distribution Date or as soon thereafter as is practicable, its Pro Rata share of 42 percent of the New Membership Interests.

6. Class G-6: General Unsecured Claims and Rejection Damages Claims against Barden Mississippi

(a) Classification. Class G-6 consists of all General Unsecured Claims and Rejection Damages Claims that may exist against Barden Mississippi. As part of the global settlement embodied in the Plan, Holders of Senior Secured Notes Indenture Claims, Senior Secured Notes Indenture Guarantee Claims, Senior Notes Indenture Claims, and Senior Notes Indenture Guarantee Claims shall not participate in distributions made to this Class on account of their Unsecured Claims; provided, however, nothing in the Plan, Disclosure Statement, or otherwise shall in any way prejudice the rights of the Debtors, the Senior Secured Notes Trustee, or the Creditors’ Committee to classify such Unsecured Claims together with the other Claims in this Class or any other Class of Unsecured Claims in any amended version of this Plan or any other plan of reorganization.

(b) Impairment and Voting. Class G-6 is Impaired by the Plan. Each Holder of an Allowed Senior Notes Indenture Guarantee Claim, General Unsecured Claim, and/or Rejection Damages Claim against Barden Mississippi is entitled to vote to accept or reject the Plan.

(c) Distributions. Except to the extent that a Holder of an Allowed General Unsecured Claim and/or Rejection Damages Claim against Barden Mississippi and the Debtors agree to less favorable distribution to such Holder, each Holder of an Allowed General Unsecured Claim and/or Rejection Damages Claim against Barden Mississippi shall receive the lesser of, on the Distribution Date or as soon thereafter as is practicable, (i) Cash in an amount equal to 25 percent of its Allowed General Unsecured Claim and/or Rejection Damages Claim against Barden Mississippi or (ii) its Pro Rata share of the Aggregate General Unsecured Claim Recovery.

7. Class G-7: Intercompany Claims against Barden Mississippi

(a) Classification. Class G-7 consists of all Intercompany Claims that may exist against Barden Mississippi.

(b) Impairment and Voting. Class G-7 is Impaired by the Plan. Each Holder of an Allowed Intercompany Claim against Barden Mississippi is entitled to vote to accept or reject the Plan on a provisional basis. Holders of Allowed Intercompany Claims against Barden Mississippi that are reinstated shall be Unimpaired by the Plan and their votes shall be disregarded.

(c) Distributions. Except as otherwise provided in the Plan, all Allowed Intercompany Claims against Barden Mississippi will be paid, adjusted, reinstated, or discharged to the extent reasonably determined to be appropriate by the Debtors with the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably).

8. Class G-8: Intercompany Interests in Barden Mississippi

(a) Classification. Class G-8 consists of all Intercompany Interests in Barden Mississippi.

(b) Impairment and Voting. Class G-8 is Impaired by the Plan. Each Holder of an Intercompany Interest in Barden Mississippi is entitled to vote to accept or reject the Plan on a provisional basis. Holders of Intercompany Interests in Barden Mississippi that are reinstated shall be Unimpaired by the Plan and their votes shall be disregarded.

(c) Distributions. Intercompany Interests in Barden Mississippi, at the election of the Debtors or the Reorganized Debtors, with the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably) shall be (i) reinstated in exchange for the Reorganized Debtors’ agreement to make certain distributions to Holders of Claims against Barden Mississippi, to provide management services to certain other Reorganized Debtors, and to use certain funds and assets, to the extent authorized in the Plan, to satisfy certain obligations between and among such Reorganized Debtors, or (ii) cancelled and reissued to a Reorganized Debtor.

9. Class G-9: Section 510(b) Claims in Barden Mississippi

(a) Classification. Class G-9 consists of all Section 510(b) Claims that may exist against Barden Mississippi.

(b) Impairment and Voting. Class G-9 is Impaired by the Plan. Each Holder of a Section 510(b) Claim in Barden Mississippi is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c) Distributions. Section 510(b) Claims in Barden Mississippi shall be cancelled, released, and extinguished and the Holders of such Section 510(b) Claims shall receive no distribution under the Plan on account thereof.

H.	Barden Colorado

1. Class H-1: Senior Secured Credit Facility Claims against Barden Colorado

(a) Classification. Class H-1 consists of all Senior Secured Credit Facility Claims against Barden Colorado.

(b) Impairment and Voting. Class H-1 is Impaired by the Plan. Each Holder of an Allowed Senior Secured Credit Facility Claim against Barden Colorado is entitled to vote to accept or reject the Plan.

(c) Distributions. Each Holder of an Allowed Senior Secured Credit Facility Claim against Barden Colorado shall receive, on the Distribution Date or as soon thereafter as is practicable, its Pro Rata share of (i) in the event no First Lien Alternative Financing is consummated, the New Senior Secured Credit Facility and the New Senior Secured Credit Facility Paydown Amount or (ii) in the event the First Lien Alternative Financing is consummated, Cash from the proceeds of the First Lien Alternative Financing.

2. Class H-2: Senior Secured Notes Indenture Guarantee Claims against Barden Colorado

(a) Classification. Class H-2 consists of all Senior Secured Notes Indenture Guarantee Claims against Barden Colorado.

(b) Impairment and Voting. Class H-2 is Impaired by the Plan. Each Holder of an Allowed Senior Secured Notes Indenture Guarantee Claim against Barden Colorado is entitled to vote to accept or reject the Plan.

(c) Distributions. Each Holder of an Allowed Senior Secured Notes Indenture Guarantee Claim against Barden Colorado shall receive, on the Distribution Date or as soon thereafter as is practicable, its Pro Rata share of (i) 58 percent of the New Membership Interests and (ii) either (A) in the event no First Lien Alternative Financing is consummated, the New Senior Secured Notes or (B) in the event the Second Lien Alternative Financing is consummated, Cash in the amount of $100.6 million from the proceeds of the Second Lien Alternative Financing.

3. Class H-3: Priority Non-Tax Claims against Barden Colorado

(a) Classification. Class H-3 consists of all Priority Non-Tax Claims that may exist against Barden Colorado.

(b) Impairment and Voting. Class H-3 is Unimpaired by the Plan. Each Holder of an Allowed Priority Non-Tax Claim against Barden Colorado is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c) Distributions. Each Holder of an Allowed Priority Non-Tax Claim against Barden Colorado shall be reinstated or paid in full in Cash on the Distribution Date or as soon thereafter as is practicable.

4. Class H-4: Secured Claims (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) against Barden Colorado

(a) Classification. Class H-4 consists of all Secured Claims (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) against Barden Colorado.

(b) Impairment and Voting. Class H-4 is Unimpaired by the Plan. Each Holder of an Allowed Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) against Barden Colorado is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c) Distributions. Except to the extent that a Holder of an Allowed Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) against Barden Colorado and the Debtors agree to less favorable distribution to such Holder, on the Distribution Date or as soon thereafter as is reasonably practicable, each Allowed Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) against Barden Colorado, with consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably), shall be (i) reinstated, (ii) satisfied by the Debtors’ surrender of the Collateral securing such Allowed Claim, or (iii) otherwise rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.

To the extent the value of the Collateral securing any Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) is less than the amount of the Claim such Collateral secures, the resulting deficiency claim shall be treated as a General Unsecured Claim under the Plan. The Holder of a Secured Claim (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) may move the Bankruptcy Court to estimate the amount of such General Unsecured Claim for provisional voting purposes, which vote will only be counted if the Debtors have not agreed to reinstate or otherwise render Unimpaired the Secured Claim.

5. Class H-5: Senior Notes Indenture Guarantee Claims against Barden Colorado

(a) Classification. Class H-5 consists of all Senior Notes Indenture Guarantee Claims that may exist against Barden Colorado.

(b) Impairment and Voting. Class H-5 is Impaired by the Plan. Each Holder of an Allowed Senior Notes Indenture Guarantee Claim against Barden Colorado is entitled to vote to accept or reject the Plan.

(c) Distributions. Each Holder of an Allowed Senior Notes Indenture Guarantee Claim against Barden Colorado shall receive, on the Distribution Date or as soon thereafter as is practicable, its Pro Rata share of 42 percent of the New Membership Interests.

6. Class H-6: General Unsecured Claims and Rejection Damages Claims against Barden Colorado

(a) Classification. Class H-6 consists of all General Unsecured Claims and Rejection Damages Claims that may exist against Barden Colorado. As part of the global settlement embodied in the Plan,

Holders of Senior Secured Notes Indenture Claims, Senior Secured Notes Indenture Guarantee Claims, Senior Notes Indenture Claims, and Senior Notes Indenture Guarantee Claims shall not participate in distributions made to this Class on account of their Unsecured Claims; provided, however, nothing in the Plan, Disclosure Statement, or otherwise shall in any way prejudice the rights of the Debtors, the Senior Secured Notes Trustee, or the Creditors’ Committee to classify such Unsecured Claims together with the other Claims in this Class or any other Class of Unsecured Claims in any amended version of this Plan or any other plan of reorganization.

(b) Impairment and Voting. Class H-6 is Impaired by the Plan. Each Holder of an Allowed General Unsecured Claim and/or Rejection Damages Claim against Barden Colorado is entitled to vote to accept or reject the Plan.

(c) Distributions. Except to the extent that a Holder of an Allowed General Unsecured Claim and/or Rejection Damages Claim against Barden Colorado and the Debtors agree to less favorable distribution to such Holder, each Holder of an Allowed General Unsecured Claim and/or Rejection Damages Claim against Barden Colorado shall receive the lesser of, on the Distribution Date or as soon thereafter as is practicable, (i) Cash in an amount equal to 25 percent of its Allowed General Unsecured Claim and/or Rejection Damages Claim against Barden Colorado or (ii) its Pro Rata share of the Aggregate General Unsecured Claim Recovery.

7. Class H-7: Intercompany Claims against Barden Colorado

(a) Classification. Class H-7 consists of all Intercompany Claims that may exist against Barden Colorado.

(b) Impairment and Voting. Class H-7 is Impaired by the Plan. Each Holder of an Allowed Intercompany Claim against Barden Colorado is entitled to vote to accept or reject the Plan on a provisional basis. Holders of Allowed Intercompany Claims against Barden Colorado that are reinstated shall be Unimpaired by the Plan and their votes shall be disregarded.

(c) Distributions. Except as otherwise provided in the Plan, all Allowed Intercompany Claims against Barden Colorado will be paid, adjusted, reinstated, or discharged to the extent reasonably determined to be appropriate by the Debtors with the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably).

8. Class H-8: Intercompany Interests in Barden Colorado

(a) Classification. Class H-8 consists of all Intercompany Interests in Barden Colorado.

(b) Impairment and Voting. Class H-8 is Impaired by the Plan. Each Holder of an Intercompany Interest in Barden Colorado is entitled to vote to accept or reject the Plan on a provisional basis. Holders of Intercompany Interests in Barden Colorado that are reinstated shall be Unimpaired by the Plan and their votes shall be disregarded.

(c) Distributions. Intercompany Interests in Barden Colorado, at the election of the Debtors or the Reorganized Debtors, with the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably) shall be (i) reinstated in exchange for the Reorganized Debtors’ agreement to make certain distributions to Holders of Claims against Barden Colorado, to provide management services to certain other Reorganized Debtors, and to use certain funds and assets, to the extent authorized in the Plan, to satisfy certain obligations between and among such Reorganized Debtors, or (ii) cancelled and reissued to a Reorganized Debtor.

9. Class H-9: Section 510(b) Claims in Barden Colorado

(a) Classification. Class H-9 consists of all Section 510(b) Claims that may exist against Barden Colorado.

(b) Impairment and Voting. Class H-9 is Impaired by the Plan. Each Holder of a Section 510(b) Claim in Barden Colorado is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c) Distributions. Section 510(b) Claims in Barden Colorado shall be cancelled, released, and extinguished and the Holders of such Section 510(b) Claims shall receive no distribution under the Plan on account thereof.

ARTICLE V.

IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS AND INTERESTS;

ACCEPTANCE OR REJECTION OF THIS PLAN OF REORGANIZATION

A. Classes Entitled to Vote. The following Classes are Impaired by the Plan and thus are entitled to vote to accept or reject the Plan.

Class A-1 (Senior Secured Credit Facility Guarantee Claims against Majestic Holdco)

Class A-2 (Senior Secured Notes Indenture Guarantee Claims against Majestic Holdco)

Class C-1 (Senior Secured Credit Facility Claims against Majestic I)

Class C-2 (Senior Secured Notes Indenture Claims against Majestic I)

Class C-5 (Senior Notes Indenture Claims against Majestic I)

Class C-6 (General Unsecured Claims and Rejection Damages Claims against Majestic I)

Class D-1 (Senior Secured Credit Facility Claims against Majestic II)

Class D-2 (Senior Secured Notes Indenture Guarantee Claims against Majestic II)

Class D-5 (Senior Notes Indenture Guarantee Claims against Majestic II)

Class D-6 (General Unsecured Claims and Rejection Damages Claims against Majestic II)

Class E-1 (Senior Secured Notes Indenture Claims against MSCC)

Class F-1 (Senior Secured Notes Indenture Guarantee Claims against MSCC II)

Class F-2 (Senior Notes Indenture Claims against MSCC II)

Class G-1 (Senior Secured Credit Facility Claims against Barden Mississippi)

Class G-2 (Senior Secured Notes Indenture Guarantee Claims against Barden Mississippi)

Class G-5 (Senior Notes Indenture Guarantee Claims against Barden Mississippi)

Class G-6 (General Unsecured Claims and Rejection Damages Claims against Barden Mississippi)

Class H-1 (Senior Secured Credit Facility Claims against Barden Colorado)

Class H-2 (Senior Secured Notes Indenture Guarantee Claims against Barden Colorado)

Class H-5 (Senior Notes Indenture Guarantee Claims against Barden Colorado)

Class H-6 (General Unsecured Claims and Rejection Damages Claims against Barden Colorado)

B. Classes Entitled to Vote on a Provisional Basis. The following Classes are Impaired by the Plan. Each Holder of a Claim or Interest in these Classes shall be permitted to vote to accept or reject the Plan on a provisional basis. Holders of Claims or Interests that are reinstated shall be Unimpaired by the Plan and their votes shall be disregarded.

Class C-7 (Intercompany Claims against Majestic I)

Class C-8 (Intercompany Interests in Majestic I)

Class D-7 (Intercompany Claims against Majestic II)

Class D-8 (Intercompany Interests in Majestic II)

Class G-7 (Intercompany Claims against Barden Mississippi)

Class G-8 (Intercompany Interests in Barden Mississippi)

Class H-7 (Intercompany Claims against Barden Colorado)

Class H-8 (Intercompany Interests in Barden Colorado)

C. Classes Not Entitled to Vote; Deemed to Accept. The following Classes are Unimpaired by the Plan—and thus are not entitled to vote to accept or reject the Plan—and shall be deemed conclusively to have accepted the Plan.

Class C-3 (Priority Non-Tax Claims against Majestic I)

Class C-4 (Secured Claims (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Claims) against Majestic I)

Class D-3 (Priority Non-Tax Claims against Majestic II)

Class D-4 (Secured Claims (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) against Majestic II)

Class G-3 (Priority Non-Tax Claims against Barden Mississippi)

Class G-4 (Secured Claims (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) against Barden Mississippi)

Class H-3 (Priority Non-Tax Claims against Barden Colorado)

Class H-4 (Secured Claims (other than Senior Secured Credit Facility Claims and Senior Secured Notes Indenture Guarantee Claims) against Barden Colorado)

D. Classes Not Entitled to Vote; Deemed to Reject. The following Classes are Impaired by the Plan—but are not entitled to vote to accept or reject the Plan—and shall be deemed conclusively to have rejected the Plan.

Class A-3 (Discount Notes Indenture Claims against Majestic Holdco)

Class A-4 (Interests in Majestic Holdco)

Class A-5 (Section 510(b) Claims against Majestic Holdco)

Class B-1 (Discount Notes Indenture Claims against Majestic Star Holdco)

Class B-2 (Intercompany Interests in Majestic Star Holdco)

Class B-3 (Section 510(b) Claims against Majestic Star Holdco)

Class C-9 (Section 510(b) Claims against Majestic I)

Class D-9 (Section 510(b) Claims against Majestic II)

Class E-2 (Intercompany Interests in MSCC)

Class E-3 (Section 510(b) Claims against MSCC)

Class F-3 (Intercompany Interests in MSCC II)

Class F-4 (Section 510(b) Claims against MSCC II)

Class G-9 (Section 510(b) Claims against Barden Mississippi)

Class H-9 (Section 510(b) Claims against Barden Colorado)

E. Nonconsensual Confirmation. Except as otherwise specifically provided in the Plan, if any Impaired Class shall not accept the Plan by the requisite statutory majority provided in sections 1126(c) or (d) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both.

ARTICLE VI.

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

A. Sources of Consideration for Plan Distributions. Cash Distributions under the Plan shall be funded from the Reorganized Debtors’ Cash balances and/or Cash from business operations. Further, the Debtors and the Reorganized Debtors shall be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

B. Reorganized Debtors’ Equity Interests. The Reorganized Debtors’ equity interests shall consist of New Membership Interests and reinstated Intercompany Interests. On the Effective Date, shares of New Membership Interests shall be issued and distributed to the Holders of Senior Secured Notes Indenture Claims, Senior Secured Notes Indenture Guarantee Claims, Senior Notes Indenture Claims, Senior Notes Indenture Guarantee Claims, General Unsecured Claims and Rejection Damages Claims in accordance with the terms of this Plan without the need for any further corporate action or without any further action by a Holder of Claims or Interests. All of the shares of New Membership Interests issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of New Membership Interests shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

C. General Settlement of Claims and Interests. As discussed in detail in the Disclosure Statement and as otherwise provided herein, as one element of, and in consideration for, an overall negotiated settlement of numerous disputed Claims and issues embodied in the Plan, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code and in consideration for the classification, distributions, releases and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims, Interests and controversies resolved pursuant to the Plan, including, without limitation:

(a)	the settlement arising from or related to proceeds of the Gaming Licenses;

(b)	the settlement related to the valuation of the Gaming Licenses;

(c)	the settlement related to determining the enterprise value of the Debtors;

(d)	the settlement arising from or related to the Senior Secured Notes Trustee’s alleged liens on the Debtors’ deposit accounts and Cash; and

(e)	the settlement arising from or related to the claims and causes of action set forth in the Standing Motion;

Subject to Article IX, all distributions made to Holders of Allowed Claims and Interests in any Class are intended to be and shall be final and indefeasible.

D. Agent and Trustees. The Senior Secured Credit Facility Agent, Senior Secured Notes Trustee, and the Senior Notes Trustee, respectively, shall be deemed to be the Holder of all Senior Secured Credit Facility Claims, Senior Secured Notes Indenture Claims, and Senior Notes Indenture Claims, respectively, for purposes of any distributions to be made hereunder, and all distributions on account of such Claims shall be made to or on behalf of the Senior Secured Credit Facility Agent, Senior Secured Notes Trustee, and Senior Notes Trustee, as applicable. The Senior Secured Credit Facility Agent shall hold or direct such distributions for the benefit of the Holders of Allowed Senior Secured Credit Facility Claims. The Senior Secured Notes Trustee shall hold or direct such distributions for the benefit of the Holders of Allowed Senior Secured Notes Indenture Claims in accordance with the Senior Secured Notes Indenture and the terms of this Plan. The Senior Notes Trustee shall hold or direct such distributions for the benefit of the Holders of Allowed Senior Notes Indenture Claims in accordance with the Senior

Notes Indenture and the terms of this Plan. The Senior Secured Credit Facility Agent, Senior Secured Notes Trustee, and Senior Notes Trustee shall arrange to deliver such distributions to or on behalf of their respective claimants, which distributions will be subject to the lien rights and priority of payment rights of the Senior Secured Credit Facility Agent, Senior Secured Notes Trustee, and Senior Notes Trustee, as applicable.

The Senior Secured Credit Facility Agent, Senior Secured Notes Trustee and the Senior Notes Trustee shall be compensated for all of their reasonable services and disbursements related to distributions pursuant to the Plan, including with respect to facilitating the regulatory approvals for prospective holders of New Membership Interests and satisfying other conditions to the Effective Date (and for the related reasonable fees and expenses of any counsel or professional engaged by the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee and the Senior Notes Trustee with respect to administering or implementing such distributions), by the Debtors, the Reorganized Debtors, or the Distribution Agent, as appropriate, in the ordinary course upon the presentation of invoices by the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee and the Senior Notes Trustee. The compensation of the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee and the Senior Notes Trustee for services relating to distributions under the Plan shall be made without the need for filing any application or request with, or approval by, the Bankruptcy Court.

The Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee and the Senior Notes Trustee shall not be required to give any bond, surety, or other security for the performance of its duties with respect to the administration and implementation of distributions.

The exercise of any rights and remedies by the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee or the Senior Notes Trustee under their respective credit agreements or indentures against a distribution to recover payment of any unpaid fees and expenses shall not subject the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee and/or the Senior Notes Trustee to the jurisdiction of the Bankruptcy Court with respect to either the exercise of such rights and remedies or the fees and costs recovered thereby.

E. New Senior Secured Credit Facility. On the Effective Date, the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the New Senior Secured Credit Facility, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any other person.

F. New Intercreditor Agreement. On the Effective Date, the Senior Secured Credit Facility Agent, on behalf of the Senior Secured Credit Facility Lenders, and the Senior Secured Notes Trustee, on behalf of the Senior Secured Noteholders, shall execute the New Intercreditor Agreement in form and substance acceptable to both the Senior Secured Credit Facility Agent and the Senior Secured Notes Trustee, except if the First Lien Alternative Financing or the Second Lien Alternative Financing is consummated, in which case an intercreditor agreement may be executed with the parties to such agreements.

G. New Senior Secured Notes Indenture. On the Effective Date, the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the New Senior Secured Notes Indenture, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any other person.

H. Corporate Existence. Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation, operating agreements, and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation, operating agreements, and bylaws (or other formation documents) are amended by the Plan or otherwise, in either case with the consents of the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee (which consents shall not be withheld unreasonably) and to the extent such documents are amended, such documents are deemed to be pursuant to the Plan and require no further action or approval. The Senior Secured Notes Trustee reserves the right, with the consents of the Debtors and the Creditors Committee (which consents shall not be withheld unreasonably), to create special purpose entities to (i) be co-issuers of the New Senior Secured Notes, and (ii) to hold each Gaming License.

I. Capital Structure and Corporate Governance of the Reorganized Debtors. The material terms of the capital structure and corporate governance of the Reorganized Debtors are set forth on the term sheet attached hereto as Exhibit II, the terms of which shall be reflected in the New Holdco LLC Agreement, which shall be part of the Amended and Restated Operating Agreements attached as Exhibit 1 to the Plan Supplement.

J. Vesting of Assets in the Reorganized Debtors. Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated therein, on the Effective Date, all property in each Estate, and all Causes of Action shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure any indebtedness as contemplated by the Plan). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. The Senior Secured Notes Trustee reserves the right, with the consents of the Debtors and the Creditors’ Committee (which consents shall not be withheld unreasonably), to provide on or prior to the Effective Date that certain assets will be left behind in the applicable Debtors’ estates for liquidation and future distribution in accordance with applicable law.

K. Securities Exemption. The offering, issuance, and distribution of any New Membership Interests contemplated by the Plan and all agreements incorporated herein shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration before the offering, issuance, distribution, or sale of securities pursuant to section 1145 of the Bankruptcy Code, Section 4(2) of the Securities Act and/or any other applicable exemptions. New Membership Interests contemplated by the Plan that are issued pursuant to an exemption under section 1145 of the Bankruptcy Code will be freely tradable by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (2) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (3) the restrictions on the transferability of such securities and instruments, and (4) applicable regulatory approval. Without limiting the effect of section 1145 of the Bankruptcy Code, New Membership Interests contemplated by the Plan that are issued pursuant to an exemption under Section 4(2) of the Securities Act may only be resold in a registered offering or pursuant to another exemption under applicable securities laws.

L. Cancellation of Securities and Agreements. On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the Senior Secured Credit Facility, Senior Secured Notes Indenture, Senior Notes Indenture, and Discount Notes Indenture, and any other Certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such Certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtors that are Reinstated pursuant to the Plan) shall be cancelled, the obligations of the Debtors thereunder or in any way related thereto shal be fully released, terminated, extinguished and discharged, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, operating agreements, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, Certificates, notes, or other instruments evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of allowing Holders to receive distributions under the Plan; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Reorganized Debtors.

Notwithstanding anything contained herein to the contrary, the Senior Secured Notes Indenture and the Senior Notes Indenture shall continue to exist solely for the additional purposes of the following:

1.	allowing distributions to be made under the Plan pursuant to the Senior Secured Notes Indenture and the Senior Notes Indenture and the Senior Secured Notes Trustee and the Senior Notes Trustee to perform such other necessary functions with respect thereto and to have the benefit of all the protections and other provisions of the Senior Secured Notes Indenture and the Senior Notes Indenture in doing so;

2.	permitting the Senior Secured Notes Trustee and the Senior Notes Trustee to maintain or assert any right or charging lien they may have with respect to distributions pursuant to the terms of the Plan for fees and expenses incurred by the Senior Notes Trustee (including fees and expenses of their counsel and other professionals) prior to or after the Petition Date;

3.	permitting the Senior Secured Notes Trustee and the Senior Notes Trustee to assert any right to indemnification, contribution, or other Claim they may have under their respective indentures, subject to any and all defenses any party may have under the Plan or applicable law to any such asserted right or claims; provided, however, that any such Claim as against the Debtors must be asserted prior to the Bar Date, shall be paid pursuant to Article XI.A.7 of the Plan to the extent allowed or discharged, and shall not survive the Effective Date; and

4.	permitting the Senior Secured Notes Trustee and the Senior Notes Trustee to exercise their rights and obligations relating to the interests of the Senior Secured Notes Indenture Claims and/or the Senior Notes Indenture Claims and their relationship with the holders of such Claims pursuant to the Senior Secured Notes Indenture or the Senior Notes Indenture, respectively, including all rights they may have to appear and be heard in the Debtors’ bankruptcy cases and any appeals.

M. Discharge of Debtors. Except as otherwise provided in the Plan, on the Effective Date and effective as of the Effective Date: (1) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors, or any of their assets, property or Estates; (2) the Plan shall bind all Holders of Claims and Interests, notwithstanding whether any such Holders failed to vote to accept or reject the Plan or voted to reject the Plan; (3) all Claims against and Interests in the Debtors shall be satisfied, discharged and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (4) all Entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, each of their successors and assigns, and each of their assets and properties, any other Claims or Interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. All debt under the Plan that shall be surrendered, redeemed, exchanged or cancelled shall be deemed for all purposes, including income tax purposes, to be outstanding until the Effective Date, and such debt shall not be deemed surrendered, redeemed, exchanged or cancelled on any date earlier than the Effective Date.

N. Restructuring Transactions. On, prior to, or in connection with the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of the Plan; (3) the filing of appropriate certificates of incorporation, conversion, merger or consolidation with the appropriate governmental authorities pursuant to applicable law; (4) the Land Transfer Transaction; and (5) all other actions that the Reorganized Debtors determine are necessary or appropriate. Prior to the Effective Date, the Debtors shall have obtained the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably) with respect to any such restructuring transactions occurring on the Effective Date.

O. Exemption from Certain Transfer Taxes and Recording Fees. Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

P. Board Representation. The New Holdco LLC Agreement shall provide that the Board of Managers shall be comprised of five individuals appointed by Holders of the New Membership Interests. On the Effective Date, the Holder that, together with its affiliates, owns the largest principal amount of Senior Secured Notes shall appoint two Managers, the Creditors’ Committee shall appoint two Managers, and one Manager shall be the Chief Executive Officer of Reorganized Majestic Holdco. The other Reorganized Debtors shall be member managed. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in the Plan Supplement, to the extent known, the identity and affiliations of any Person proposed to serve on the initial Board of Managers of each of the Reorganized Debtors. To the extent any such manager or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the nature of any compensation to be paid to such manager or officer will also be disclosed. Each such manager and officer shall serve from and after the Effective Date pursuant to the terms of the Amended and Restated Operating Agreements, and other constituent documents of the Reorganized Debtors.

Q. Senior Management. The Reorganized Debtors intend that, immediately following the Effective Date, the COO, CFO, General Counsel, and Property Managers of the Reorganized Debtors shall be the same as the COO, CFO, General Counsel, and Property Managers of the Debtors on the date hereof. To the extent known, all initial officers of the Reorganized Debtors shall be disclosed in the Plan Supplement and shall be acceptable to the Senior Secure Notes Trustee and the Creditors’ Committee.

R. Management Consultant. As soon as practicable following approval of the Disclosure Statement, the Debtors shall file a motion, subject to approval by the Bankruptcy Court and applicable regulatory agencies, to retain a Management Consultant that is acceptable to the Debtors, the Creditors’ Committee, and the Senior Secured Notes Indenture Trustee. The terms of the engagement shall be reasonably acceptable to the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee. The Management Consultant shall be retained by the Debtors only for the duration of the Chapter 11 Cases (unless otherwise determined by the Creditors’ Committee and the Senior Secured Notes Indenture Trustee, in consultation with the Debtors), but may continue to be retained by the Reorganized Debtors after the Effective Date in the sole discretion of the Board of Managers.

Authority to Act: The Management Consultant will serve in an advisory capacity. All actions of the Management Consultant shall be approved by the Board of Directors or the Board of Managers, as applicable. Unless otherwise authorized by the Board of Directors or the Board of Managers, as applicable, the Management Consultant shall have no authority to legally bind the Debtors.

Scope of Engagement: The Management Consultant shall work with current senior management to provide comprehensive marketing and operational consulting services and such other services as may be agreed upon by the Debtors and the Management Consultant in consultation with the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee. The aggregate amount of fees and expenses the Debtors pay to the Management Consultant shall be reasonably acceptable to the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee. The Management Consultant shall prepare detailed assessments and analyses of the Debtors’ current marketing and operational strategies, develop new marketing and operational strategies designed to optimize revenue and contain costs at each property, and collaborate with senior management to execute such marketing and operational strategies approved by the Debtors in consultation with the Creditors’ Committee and the Senior Secured Notes Indenture Trustee, or by the Reorganized Debtors. Such Management Consultant will have full access to the Debtors’ and, if applicable, Reorganized Debtors’, management, books and records and employees. For the avoidance of doubt, the Debtors’ senior management will not have any power or authority to direct the Management Consultant.

Reporting: The Management Consultant will report directly to (a) the Board of Directors, and (b) if applicable, to the Board of Managers. In addition, the Management Consultant shall (a) hold weekly status calls with representatives of the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee regarding the consulting services, (b) respond promptly and in good faith to all reasonable requests of the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee and (c) make its employees available at the Debtors’ offices to meet in person or via teleconference with representatives of the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee.

Regulatory Considerations: The Management Consultant shall provide services at the respective properties operated by the Debtors in compliance with applicable gaming rules and regulations in effect at such time in such jurisdictions.

S. Pre-Effective Date Key Employee Incentive Plan and Post-Effective Date Management Incentive Program. The Board of Directors of the Debtors may develop, adopt, and implement the Pre-Effective Date Key Employee Incentive Program, subject to the consents of the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee (which consents shall not be withheld unreasonably), the terms of which shall be described on Exhibit 7 to the Plan Supplement. On or after the Effective Date, the Board of Managers of Reorganized Majestic Holdco may, but shall not be obligated to, develop, adopt, and implement a Post-Effective Date Management Incentive Program. Up to ten percent (10%) of the New Membership Interests on a fully diluted basis shall be reserved as of the Effective Date for the implementation of a Post-Effective Date Management Incentive Program if the Board of Managers elects to issue all or any of such New Membership Interests as part of such program.

T. Employee and Retiree Benefits. Except with respect to any rejected employment agreements, on and after the Effective Date, the Reorganized Debtors may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs, and plans for, among other things, compensation (including equity based and bonus compensation), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity at any time; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance of any employment agreement that is not a rejected employment agreement will not entitle any Person to any benefit or alleged entitlement under any policy, program or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

U. Creation of Holdback Escrow Account. On the Effective Date, the Reorganized Debtors shall establish the Holdback Escrow Account and reserve an amount necessary to pay all of the Accrued Professional Compensation.

V. Preservation of Rights of Action. Subject to the releases set forth in Article X.C, Article X.D and Article X.F below, and in accordance with section 1123(b) of the Bankruptcy Code and the terms of this Plan, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such

Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or the Effective Date. Proceeds of any Causes of Action that become available prior to the Effective Date shall be retained by the Debtors, and proceeds of any Causes of Action that become available on or after the Effective Date shall be retained by the Reorganized Debtors.

Further, subject to the releases set forth in Article X.C, Article X.D, and Article X.F below, the Reorganized Debtors reserve and shall retain the foregoing Causes of Action notwithstanding the rejection or repudiation of any Executory Contract during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, as the case may be. The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, File, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Bankruptcy Court.

ARTICLE VII.

TREATMENT OF EXECUTORY CONTRACTS

A. Assumption and Rejection of Executory Contracts. Each of the Debtors’ Executory Contracts shall be deemed rejected as of the Effective Date, other than those Executory Contracts that are (1) identified on the Assumed Executory Contract List, (2) the subject of a notice of assumption of Executory Contract or motion to assume Executory Contract that is pending on the Confirmation Date, or (3) subject to a notice of assumption of Executory Contract or motion to assume Executory Contract pursuant to which the requested effective date of such assumption is after the Effective Date. Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or rejections of such Executory Contracts as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code; provided, however, that the Debtors may, with the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably) (i) assume or reject an Executory Contract before the Effective Date with Bankruptcy Court approval, and (ii) add or remove contracts from the Assumed Executory Contract and/or Unexpired Lease List between the Confirmation Date and the Effective Date. Unless otherwise indicated, all assumptions or rejections of such Executory Contracts in the Plan are effective as of the Effective Date. Each such Executory Contract assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party prior to the Effective Date shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by such order.

B. Indemnification Obligations. Notwithstanding anything to the contrary herein, the obligations of the Debtors as provided in the Debtors’ respective certificates of incorporation, bylaws, or operating agreements as of the Petition Date to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of directors or officers who were directors or officers of such Debtor at any time prior to the Effective Date, respectively, against any claims or causes of action, whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, shall survive confirmation of the Plan, remain unaffected thereby after the Effective Date and not be discharged by operation of the Plan and/or the Confirmation Order, irrespective of whether such indemnification, defense, advancement, reimbursement, exculpation or limitation is owed in connection with an event occurring before or after the Petition Date but no later than the Effective Date. Any Claim based on the Debtors’ obligations discussed in this Section B shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

As of the Effective Date, each Debtor’s bylaws or operating agreement, as applicable, shall provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, directors and officers who were directors or officers of such Debtor, at any time prior to the Effective Date to the same extent as the bylaws of each of the respective Debtors on the Petition Date, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized Debtors shall amend and/or restate its certificate of incorporation or bylaws before or after the Effective Date to terminate or materially adversely affect any of the Reorganized Debtors’ obligations or such directors’ or officers’ rights.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect on the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date.

Notwithstanding anything to the contrary contained in the Plan, the foregoing obligations in this Section B shall not apply to any Identified Parties.

C. Cure of Defaults for Assumed Executory Contracts. With respect to each of the Debtors’ Executory Contracts to be assumed, the Debtors shall have designated a proposed Cure, with the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably) and the assumption of such Executory Contract may be conditioned upon the disposition of all issues with respect to Cure. Any provisions or terms of the Debtors’ Executory Contracts to be assumed pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied solely by Cure or by an agreed-upon waiver of Cure. Except with respect to Executory Contracts in which the Debtors and the applicable counterparties have stipulated in writing to payment of Cure, all requests for payment of Cure that differ from the amounts proposed by the Debtors must be Filed with the Notice, Claims and Solicitation Agent on or before the Cure Bar Date. Any request for payment of Cure that is not timely-Filed shall be disallowed automatically and forever barred from assertion and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim for Cure shall be deemed fully satisfied, released, and discharged upon payment by the applicable Debtor of the amount listed on the Debtors’ proposed Cure schedule, notwithstanding anything included in the Schedules or in any Proof of Claim to the contrary; provided, however, that nothing shall prevent the applicable Reorganized Debtor from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without further notice to or action, order, or approval of the Bankruptcy Court.

If the Debtors, Reorganized Debtors, the Senior Secured Notes Trustee, or the Creditors’ Committee, as applicable, objects to any Cure or any other matter related to assumption, the Bankruptcy Court shall determine the Allowed amount of such Cure and any related issues. If there is a dispute regarding such Cure, the ability of the applicable Reorganized Debtor or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the applicable Debtor or Reorganized Debtor, with the consents of the Senior Secured Notes Trustee and the Creditors’ Committee (which consents shall not be withheld unreasonably) and the counterparty to the Executory Contract. Any counterparty to an Executory Contract that fails to object timely to the proposed assumption of any Executory Contract will be deemed to have consented to such assumption. The Debtors or Reorganized Debtors, as applicable, reserve the right either to reject or nullify the assumption of any Executory Contract no later than thirty (30) days after a Final Order determining the Cure or any request for adequate assurance of future performance required to assume such Executory Contract.

Assumption of any Executory Contract pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract at any time prior to the effective date of assumption. Any Proof of Claim Filed with respect to an Executory Contract that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

D. Claims Based on Rejection or Repudiation of Executory Contracts. Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection or repudiation of the Debtors’ Executory Contracts pursuant to the Plan or otherwise must be Filed with the Notice, Claims and Solicitation Agent within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Proofs of Claim arising from the rejection or repudiation of the Debtors’ Executory Contracts that are not timely Filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any Reorganized Debtor without the need for any objection by the Reorganized Debtors or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection or repudiation of the Executory Contract shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts shall be classified as Rejection Damages Claims and shall be treated in accordance with the Plan.

E. Reservation of Rights. Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CLAIMS AND DISPUTES

A. Allowance of Claims and Interests. Only Claims and Interests that are Allowed shall be entitled to distributions under the Plan. Any Claim, other than Claims of Governmental Units and Claims for which a proof of claim need not be filed under the Bankruptcy Code or Bankruptcy Rules, shall be barred if proof of such Claims is not Filed on or prior to the Bar Date. Any Claim of a Governmental Unit shall be barred if proof of such Claim is not Filed on or prior to the Governmental Unit Bar Date.

B. Survival of Reorganized Debtor Defenses to Surviving Claims. After the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date.

C. Claims and Interests Administration Responsibilities. Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval by the Bankruptcy Court. Notwithstanding the foregoing, the Creditors’ Committee shall retain authority to file, withdraw, or litigate to judgment any objections to Claims or Interests initiated by the Creditors’ Committee prior to the Effective Date other than objections to Claims, Interests, or Causes of Action released and discharged pursuant to the Plan.

D. Estimation of Claims and Interests. Before or after the Effective Date, the Debtors or Reorganized Debtors, as applicable, the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, or the Creditors’ Committee may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim or Interest that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

E. Adjustment to Claims and Interests Without Objection. Any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtors without a claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court. Beginning on the end of the first full calendar quarter that is at least ninety (90) days after the Effective Date, the Reorganized Debtors shall publish every calendar quarter a list of all Claims or Interests that have been paid, satisfied, amended or superseded during such prior calendar quarter.

F. Disallowance of Claims or Interests. Except for any Claims Allowed pursuant to the Plan, any Claims or Interests held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims and Interests may not receive any distributions on account of such Claims and Interests until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all property or sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors. All Claims Filed on account of an Indemnification Obligation to a director, officer or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such Indemnification Obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan without any further notice to or action, order or approval of the Bankruptcy Court. All Claims Filed on account of an employee benefit shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent the Reorganized Debtors elect to honor such employee benefit without any further notice to or action, order or approval of the Bankruptcy Court.

G. Offer of Judgment. The Reorganized Debtors are authorized to serve upon a Holder of a Claim an offer to allow judgment to be taken on account of such Claim, and, pursuant to Bankruptcy Rules 7068 and 9014, Federal Rule of Civil Procedure 68 shall apply to such offer of judgment. To the extent the Holder of a Claim or Interest must pay the costs incurred by the Reorganized Debtors after the making of such offer, the Reorganized Debtors are entitled to set off such amounts against the amount of any distribution to be paid to such Holder without any further notice to or action, order, or approval of the Bankruptcy Court.

H. Amendments to Claims. On or after the Effective Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further action.

I. Fractional Shares. No fractional units of New Membership Interests will be issued or distributed under the Plan. The actual distribution of units of New Membership Interests will be rounded to the next higher or lower whole number as follows: (a) fractions of one-half (1/2) or less shall be rounded to the next lower whole number, and (b) fractions of greater than one-half (1/2) shall be rounded to the next higher whole number. The total number of units, as applicable, of New Membership Interests to be distributed herein will be adjusted as necessary to account for such rounding. No consideration will be provided in lieu of fractional shares or units that are rounded down.

ARTICLE IX.

PROVISIONS GOVERNING DISTRIBUTIONS

A. Distributions on Account of Claims and Interests Allowed as of the Effective Date. Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties, distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date shall be made on the Distribution Date; provided, however, that (1) Allowed Administrative Expense Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business or industry practice, and (2) in accordance with Article II.C herein, Allowed Priority Tax Claims, unless otherwise agreed, shall receive (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, plus, to the extent provided for by section 511 of the Bankruptcy Code, interest at the rate determined under applicable nonbankruptcy law; (b) such other treatment as may be agreed to by such Holder and the applicable Debtors or otherwise determined upon an order of the Bankruptcy Court; or (c) treatment in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

Pursuant to the Plan, (a) the Senior Secured Credit Facility Claim and the Senior Secured Credit Facility Guarantee Claim shall be Allowed in the aggregate amount equal to $65,330,042.00 (with all interest paid to date) plus all other fees and other amounts owed or owing by, or chargeable to, the Debtors under the Senior Secured Credit Facility, the Cash Collateral Order or applicable law, (b) the Senior Secured Notes Indenture Claims and Senior Secured Notes Indenture Guarantee Claims shall be Allowed in the aggregate amount equal to $348,384,885.00 (which amount includes principal of $300,000,000.00 and accrued unpaid prepetition interest of $48,384,885.00) plus all other fees, interest, and other amounts owed or owing by, or chargeable to, the Debtors under the Senior Secured Notes Indenture, the Senior Secured Notes, the Cash Collateral Order or applicable law, and (c) the Senior Notes Indenture Claims shall be Allowed in the aggregate amount equal to $233,149,526.00 (which amount includes principal of $200,000,000.00 and accrued unpaid prepetition interest of $33,149,526.00) plus all other fees and other amounts owed or owing by, or chargeable to, the Debtors under the Senior Notes Indenture, the Senior Notes, the Cash Collateral Order or applicable law.

B. Distributions on Account of Claims and Interests Allowed After the Effective Date.

1. Payments and Distributions on Disputed Claims. Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties, distributions under the Plan on account of Disputed Claims that become Allowed after the Effective Date shall be made on the Periodic Distribution Date that is at least thirty (30) days after the Disputed Claim becomes an Allowed Claim or Interest; provided, however, that (a) Disputed Administrative Expense Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors on or before the Effective Date that become Allowed after the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (b) Disputed Priority Tax Claims that become Allowed Priority Tax Claims after the Effective Date shall be treated as Allowed Priority Tax Claims in accordance with Article IX.A of the Plan, on the Periodic Distribution Date that is at least thirty (30) days after the Disputed Claim becomes an Allowed Claim.

2. Special Rules for Distributions to Holders of Disputed Claims. Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order and the Claims have been Allowed. In the event there are Disputed Claims requiring adjudication and resolution after the Effective Date, the Reorganized Debtors shall establish a Disputed Claims Reserve in an amount appropriate for potential payment of such Claims. All distributions made from the Disputed Claims Reserve on account of an Allowed Claim shall be made as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Holders of Allowed Claims included in the applicable Class.

C. Delivery of Distributions.

1. Record Date for Distributions. On the Effective Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Effective Date; provided, however, that distributions made by the Senior Notes Trustee to the Senior Noteholders on account of a Senior Notes Indenture Claim, or by the Senior Secured Notes Trustee to the Senior Secured Noteholders on account of a Senior Secured Notes Indenture Claim, shall not be made with regard to any distribution record date but rather shall be accomplished in accordance with the Senior Notes Indenture and the Senior Secured Notes Indenture, respectively, and the policies and procedures of the Depository Trust Company, if applicable. Notwithstanding the foregoing, if a Claim or Interest, other than one based on a publicly-traded Certificate, is transferred twenty (20) or fewer days before the Effective Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2. Distribution Agent. The Distribution Agent shall make all distributions required under the Plan, except that distributions to Holders of Allowed Claims and Interests governed by a separate agreement and administered by a Servicer shall be deposited with the appropriate Servicer, at which time such distributions shall be deemed complete, and the Servicer shall deliver such distributions in accordance with the Plan and the terms of the governing agreement.

3. Delivery of Distributions in General. Except as otherwise provided in the Plan, and notwithstanding any authority to the contrary, distributions to Holders of Allowed Claims and Interests shall be made to Holders of record as of the Effective Date by the Distribution Agent or a Servicer, as appropriate: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (b) to the signatory set forth on any of the Proofs of Claim or Interest Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim or Interest is Filed or if the Debtors have been notified in writing of a change of address); (c) at the addresses set forth in any written notices of address changes delivered to the Distribution Agent after the date of any related Proof of Claim or Interest; (d) at the addresses reflected in the Schedules if no Proof of Claim or Interest has been Filed and the Distribution Agent has not received a written notice of a change of address; or (e) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Distributions under the Plan on account of Allowed Claims and Interests shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim or Interest shall have and receive the benefit of the distributions in the manner set forth in the Plan, subject to the rights of the Senior Secured Notes Trustee and Senior Notes Trustee to distribute funds according to the Senior Secured Notes Indenture and the Senior Notes Indenture, respectively. The Debtors, the Reorganized Debtors, the Distribution Agent(s) the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, the Senior Notes Trustee, and the Creditors’ Committee and its members thereof, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

4. Compliance Matters. In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

5. Undeliverable Distributions. If any distribution to a Holder of an Allowed Claim or Interest is returned to a Distribution Agent as undeliverable, no further distributions shall be made to such Holder unless and until such Distribution Agent is notified in writing of such Holder’s then-current address, at which time all currently due missed distributions shall be made to such Holder on the next Periodic Distribution Date. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors and shall not be supplemented with any interest, dividends or other accruals of any kind. No New Membership Interests shall be distributed to any Holder until such Holder (a) executes the New Holdco LLC Agreement and (b) obtains the Requisite Approvals (as defined in Article IX.F of the Plan). The failure of a Holder to execute the New Holdco LLC Agreement within one (1) year of the Effective Date shall result in the forfeiture of such Holder’s allocation of New Membership Interests. After such date, all forfeited New Membership Interest shall revert to Reorganized Majestic Holdco and the Claim of such Holder to such New Membership Interests shall be discharged and forever barred. For avoidance of doubt, all Holders of New Membership Interests shall be bound by the New Holdco LLC Agreement from and after the Effective Date, irrespective of when such Holders sign the New Holdco LLC Agreement.

6. Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of six (6) months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the Reorganized Debtors. Upon such revesting, the Claim or Interest of any Holder or its successors with respect to such property shall be cancelled, discharged, and forever barred, notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary. The provisions of the Plan regarding undeliverable distributions and Unclaimed Distributions shall apply with equal force to distributions that are issued by the Debtors, made pursuant to any indenture or Certificate (but only with respect to the distribution by the Servicer to Holders that are entitled to be recognized under the relevant indenture or Certificate and not with respect to Entities to whom those recognized Holders distribute), notwithstanding any provision in such indenture or Certificate to the contrary and notwithstanding any otherwise applicable federal or state escheat, abandoned or unclaimed property law.

7. Manner of Payment Pursuant to the Plan. Any payment in Cash to be made pursuant to the Plan shall be made at the election of the Reorganized Debtors by check or by wire transfer. Checks issued by the Distribution Agent or applicable Servicer on account of Allowed Claims and Interests shall be null and void if not negotiated within ninety (90) days after issuance, but may be requested to be reissued until the distribution revests in the Reorganized Debtors.

8. Surrender of Cancelled Instruments or Securities. On the Effective Date or as soon as reasonably practicable thereafter, each Holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim or Interest is governed by an agreement and administered by a Servicer). Such surrendered Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to Certificates evidencing Claims that are rendered Unimpaired under the Plan.

D. Claims Paid or Payable by Third Parties.

1. Claims Paid by Third Parties. The Notice, Claims and Solicitation Agent shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

2. Claims Payable by Third Parties. No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed

Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed-upon satisfaction on the Claims Register by the Notice, Claims and Solicitation Agent without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court.

E. Allocation Between Principal and Accrued Interest. Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claim (to the extent thereof) and, thereafter, to any interest, if any, accrued through the Effective Date.

F. Compliance with Gaming and Related Regulations. New Membership Interests shall not be distributed to any Person or Entity in violation of the gaming laws and regulations, and other applicable laws and regulations, of the states in which the Reorganized Debtors operate (collectively, the “Relevant States”) unless and until such Holder comes into compliance with such laws and regulations.

Notwithstanding anything to the contrary contained herein, no Holder shall be entitled to receive New Membership Interests unless and until it has obtained the requisite licenses, waivers, qualifications or suitability determinations, if any, permitting it to hold its allocable distribution of New Membership Interests on a final and unconditional basis (the “Requisite Approvals”) from the applicable governmental or regulatory authorities in each of the Relevant States (the “Applicable Gaming Authorities”).

The Debtors shall take reasonable steps, through the balloting procedures or otherwise, to obtain the identity and contact information of the beneficial holders of Senior Notes and Senior Secured Notes for purposes of creating a list of Holders anticipated to be entitled to receive New Membership Interests under the Plan. The Debtors shall provide this list of such Holders to the Senior Notes Trustee and the Senior Secured Notes Trustee and assist the Senior Notes Trustee and the Senior Secured Notes Trustee to obtain from the Applicable Gaming Authorities information concerning the Requisite Approvals, if any, such Holders must obtain. Such Holders, the Senior Notes Trustee and the Senior Secured Notes Trustee shall cooperate with the Debtors to provide the information to the Debtors and the Applicable Gaming Authorities concerning the ownership and structure(s) by which such Holders intend to own and hold the New Membership Interests and respond to requests for information from the Applicable Gaming Authorities. The Debtors, the Senior Notes Trustee, and the Senior Secured Notes Trustee shall inform each other of any relevant information received from the Applicable Gaming Authorities with respect to the Requisite Approvals that may be applicable to any Senior Noteholder or Senior Secured Noteholder, respectively, regarding ownership or receipt of New Membership Interests under the Plan. Any Holder that is required to obtain Requisite Approvals or any other licenses, waivers, qualifications or suitability determinations from Applicable Gaming Authorities must provide to the Senior Notes Trustee or the Senior Secured Notes Trustee, as applicable, evidence of receipt of the foregoing before receiving its distribution of New Membership Interests.

In the event that any Holder fails to obtain the Requisite Approvals on or before the date that is 180 days after the Effective Date (the “Regulatory Approval Deadline”), then the New Membership Interests such Holder would otherwise be entitled to, and any Claim with respect thereto, shall be automatically cancelled and such Holder will receive no distribution on account of such Holder’s Claims that otherwise would entitle it to New Membership Interests; provided, however, that if any Holder demonstrates in writing to the Board of Managers on or prior to 150 days after the Effective Date that such Holder has filed all required applications and supporting documentation, promptly responded to all regulatory inquiries and requests related thereto, cooperated fully with the Applicable Gaming Authorities, taken all other necessary and appropriate actions, and otherwise has diligently pursued the Requisite Approvals during such 150 day period (collectively, the “Required Actions”), then the Regulatory Approval Deadline shall be extended by an additional 180 days (the “Regulatory Approval Extension Period”) for such Holder for a total of 360 days (a Holder subject to the Regulatory Approval Extension Period is referred to herein as a “Prospective Holder”), unless the Board of Managers notifies such Holder in writing within 15 Business Days of receiving such written request that it has determined such Holder has not taken the Required Actions, in which case such Holder’s exclusive remedy shall be to petition the Bankruptcy Court for an extension of the Regulatory Approval Deadline (but in no event beyond the Regulatory Approval Extension Period) on or prior to the Regulatory Approval Deadline (unless the Bankruptcy Court tolls the passage of such deadline).

During the Regulatory Approval Extension Period, Prospective Holders may continue to seek the Requisite Approvals or may sell, assign, or transfer their Claims if permitted by the Applicable Gaming Authorities and in accordance with any terms and conditions (including but not limited to transfer restrictions) imposed by the Applicable Gaming Authorities and the New Holdco LLC Agreement. In the event that a Prospective Holder has not received all Requisite Approvals prior to the expiration of the Regulatory Approval Extension Period, or has not sold, assigned, or transferred its Claim to a person who has received all Requisite Approvals prior to the Regulatory Approval Extension Period, such Prospective Holder’s Claim shall be automatically cancelled and such Prospective Holder will receive no distribution on account of its Claims that otherwise would entitle it to New Membership Interests. For avoidance of doubt, from and after the Effective Date, the terms of the New Holdco LLC Agreement, including the transfer restrictions therein, shall govern and control the New Membership Interests and any Claims with respect thereto, including any disposition thereof, and the transfer of any Claim shall be treated in the same manner as the transfer of any New Membership Interests.

G. Single Satisfaction of Claims. Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claims; provided, however, that Holders of Claims will be entitled to only one distribution in respect of the primary and secondary liabilities related to the underlying Allowed Claim, and no multiple or duplicative recoveries on account of any Allowed Claim against any Debtor will be provided or permitted. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed 100% of the underlying Allowed Claims plus applicable interest.

ARTICLE X.

EFFECT OF PLAN CONFIRMATION

A. Discharge of Claims and Termination of Interests. Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Interest based upon such debt, right or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed Cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests, subject to the occurrence of the Effective Date.

B. Compromise and Settlement of Claims and Controversies. Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such an Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

C. Releases by the Debtors. On the Effective Date and effective as of the Effective Date, for the good and valuable consideration provided by each of the Released Parties, including: (1) the discharge of debt and all other good and valuable consideration paid pursuant to the Plan; and (2) the services of the Debtors’ present and former officers and directors in facilitating the expeditious implementation of the restructuring contemplated by the Plan, each of the Debtors shall provide a full discharge and release to each of the Released Parties (and each such Released Party so released shall be deemed released and discharged by the Debtors) and their respective properties from any and all Causes of Action, whether known or unknown, whether for tort, fraud, contract, violations of federal or state securities laws or otherwise, arising from or related in any way to the Debtors, including those that any of the Debtors or Reorganized Debtors would have been legally entitled to assert against a Released Party in their own right (whether individually or collectively) or that any Holder of a Claim or Interest or other Entity, would have been legally entitled to assert on behalf of any of the Debtors or any of their Estates, including those in any way related to the Chapter 11 Cases or the Plan to the fullest extent of the law; provided, however, that the foregoing “Debtor Release” shall not operate to waive or release any person or Entity other than a Released Party from any causes of action expressly set forth in and preserved by the Plan. Notwithstanding anything in the Plan to the contrary, the Debtors or the Reorganized Debtors will not release any Causes of Action that they may have now or in the future (a) related to the Majestic II Tax Action(s), (b) against the non-Released Parties, including the Identified Parties, and (c) against Don H. Barden, in his capacity as an officer or director of a Debtor, for any possible Causes of Action for breach of a fiduciary duty (involving self-dealing) to a Debtor, related to transactions between a Debtor and a non-Debtor affiliate controlled or owned by Don H. Barden; including, for the purpose of clarity: loans, dividends, distributions, or agreements between a Debtor and a non-Debtor affiliate controlled or owned by Don H. Barden; but not including, for the purpose of clarity: ordinary course personal compensation paid by a Debtor to Don H. Barden (such as salary or bonuses).

D. Third Party Releases. On the Effective Date and effective as of the Effective Date, the Holders of Claims and Interests shall be deemed to provide a full discharge and release to the Released Parties and their respective property from any and all Causes of Action, whether known or unknown, whether for tort, contract, violations of federal or state securities laws or otherwise, arising from or related in any way to the Debtors, including those in any way related to the Chapter 11 Cases or the Plan; provided, that the foregoing “Third Party Release” shall not operate to waive or release any person or Entity (other than a Released Party) from any Causes of Action expressly set forth in and preserved by the Plan, the Plan Supplement or related documents. Notwithstanding anything in the Plan to the contrary, the Released Parties will not release any Causes of Action that they, the Debtors or the Reorganized Debtors may have now or in the future (a) related to the Majestic II Tax Action(s) or possible breach of fiduciary duty Causes of Action reserved in Article X.C.(c) above, and (b) against the non-Released Parties, including the Identified Parties. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, and further, shall constitute its finding that the Third Party Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of the claims released by the Third Party Release; (2) in the best interests of the Debtors and all Holders of Claims; (3) fair, equitable and reasonable; (4) given and made after due notice and opportunity for hearing; and (5) a bar to any of the Holders of Claims and Interests asserting any claim released by the Third Party Release against any of the Released Parties.

Nothing in the Confirmation Order or the Plan shall affect a release of any claim by the United States Government or any of its agencies or any state and local authority whatsoever, including any claim arising under the Internal Revenue Code, federal securities laws, the environmental laws or any criminal laws of the United States or any state and local authority against the Released Parties, nor shall anything in the Confirmation Order or the Plan enjoin the United States Government or any of its agencies or any state or local authority from bringing any claim, suit, action or other proceedings against the Released Parties for any liability whatsoever, including without limitation any claim, suit or action arising under the Internal Revenue Code, federal securities laws, the environmental laws or any criminal laws of the United States Government or any of its agencies or any state or local authority, nor shall anything in the Confirmation Order or the Plan exculpate any party from any liability to the United States Government or any of its agencies or any state and local authority whatsoever, including any liabilities arising under the Internal Revenue Code, federal securities laws, the environmental laws or any criminal laws of the United States Government or any of its agencies or any state and local authority against the Released Parties. This paragraph, however, shall in no way affect or limit the discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code.

E. Injunction. From and after the Effective Date, all Entities are permanently enjoined from commencing or continuing in any manner any Cause of Action released or to be released pursuant to the Plan or the Confirmation Order.

F. Exculpation. The Exculpated Parties shall neither have nor incur any liability to any Entity for any Prepetition or Postpetition act taken or omitted to be taken in connection with, related to, or arising out of the Debtors’ in or out-of-court restructuring efforts, the Debtors’ Chapter 11 Cases, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Effective Date of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, the Disclosure Statement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance of New Membership Interests, the entry into the New Senior Secured Credit Facility, the entry into the New Senior Secured Notes Indenture and the issuance of the New Senior Secured Notes thereunder, the entry into the First Lien Alternative Financing, if any, the entry into the Second Lien Alternative Financing, if any, or the distribution of property under the Plan or any other agreement entered into in connection therewith or any other Prepetition or Postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Company; provided, that the foregoing provisions of this exculpation shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a final order to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan; provided further, that the foregoing “Exculpation” shall not apply to: (1) any acts or omissions expressly set forth in and preserved by the Plan, the Plan Supplement or related documents, except for acts or omissions of the Released Parties, and (2) the Majestic II Tax Action(s) or possible breach of fiduciary duty Causes of Action reserved in Article X.C.(c) above.

G. Protection Against Discriminatory Treatment. Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors or another Entity with whom such Reorganized Debtors have been associated, solely because one of the Debtors has been a debtor under chapter 11, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtor is granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H. Setoffs and Recoupment. Other than with respect to the Senior Secured Notes Trustee and the Senior Secured Noteholders and the Senior Notes Trustee and the Senior Noteholders (as to whom any and all rights of setoff or recoupment have been waived by the Debtors) the Debtors may set off against or recoup from any Claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim it may have against such claimant.

In no event shall any Holder of Claims or Interests be entitled to set off any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or Reorganized Debtors unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

I. Release of Liens. Except as otherwise provided in the Plan or specified on the Retained Liens List, including with respect to new Liens granted pursuant to the Plan, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns; provided, however, that the charging Liens held by the Senior Secured Notes Trustee and the Senior Notes Trustee against distributions to Senior Secured Noteholders and Senior Noteholders, respectively, on account of their fees and expenses will only be deemed released upon payment of the Senior Secured Notes Trustee and the Senior Notes Trustee’s fees and expenses, respectively, in accordance with the terms of the Senior Secured Notes Indenture and the Senior Notes Trustee, as applicable, and this Plan.

J. Debtors’ Cash Collateral Order Stipulations. The Debtors’ stipulations set forth in the Cash Collateral Order shall be deemed binding on all parties in interest, including the Creditors’ Committee. Upon the Effective Date, the Limited Reservation or Rights in paragraph 21 of the Cash Collateral Order shall be deemed forever waived and shall no longer apply to the Debtors or any party in interest. On the Effective Date, the Creditors’ Committee will withdraw the Standing Motion (as defined in the Disclosure Statement) with prejudice, and will be forever barred from challenging the validity, perfection, or amount of the Senior Secured Notes Indenture Claims, the Senior Secured Notes Indenture Guarantee Claims, the Senior Secured Credit Facility Claims, and the Senior Secured Credit Facility Guarantee Claims.

K. Reimbursement or Contribution. If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date: (1) such Claim has been adjudicated as noncontingent or (2) the relevant Holder of a Claim has Filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

L. Subordination. Except as otherwise provided in the Plan or the Confirmation Order (including the release and exculpation provisions), the right of any of the Debtors, the Reorganized Debtors, the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and/or the Creditors’ Committee, to seek subordination of any Claim or Interest pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim or Interest that becomes a subordinated Claim or Interest at any time shall be modified to reflect such subordination.

ARTICLE XI.

ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE EXPENSE CLAIMS

A. Professional Claims.

1. Final Fee Applications. All final requests for Professional Compensation and Reimbursement Claims shall be Filed no later than ninety (90) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Compensation and Reimbursement Claims shall be determined by the Bankruptcy Court.

2. Payment of Interim Amounts. Except as otherwise provided in the Plan, Professionals shall be paid pursuant to the Professional Fee Order.

3. Holdback Escrow Account. On the Effective Date, the Reorganized Debtors shall fund the Holdback Escrow Account with Cash equal to the aggregate Holdback Amount for all Professionals. The Holdback Escrow Account shall be maintained in trust for the Professionals retained in these Chapter 11 Cases with respect to whom fees or expenses have been held back pursuant to the Professional Fee Order. Such funds shall not be considered property of the Reorganized Debtors. The remaining amount of Professional Compensation and Reimbursement Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Holdback Escrow Account, without interest or other earnings therefrom, when such Claims are Allowed by a Bankruptcy Court order. When all Claims by Professional have been paid in full, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtors.

4. Holdback Amount. To receive payment for unbilled fees and expenses incurred through the Effective Date, on or before the Effective Date, the Professionals shall estimate their Accrued Professional Compensation prior to and as of the Effective Date and shall deliver such estimate to the Debtors. If a Professional does not provide an estimate, the Reorganized Debtors may estimate the unbilled fees and expenses of such Professional; provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional. The total amount so estimated as of the Effective Date shall comprise the Holdback Amount.

5. Post-Confirmation Date Fees and Expenses. Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, each Debtor shall, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the reasonable legal, Professional or other fees and expenses incurred by that Reorganized Debtor after the Confirmation Date pursuant to the Plan. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and each Reorganized Debtor may employ and pay any Professional in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court.

6. Substantial Contribution Compensation and Expenses. Except as otherwise specifically provided in the Plan, any Entity that requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code must File an application and serve such application on counsel for the Debtors or Reorganized Debtors, as applicable, and as otherwise required by the Bankruptcy Court, the Bankruptcy Code, and the Bankruptcy Rules no later than thirty (30) days after the Effective Date.

7. Agent and Trustee Obligations. All reasonable fees and expenses of the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, the Senior Notes Trustee, the Discount Notes Trustee, and the respective counsel, agents, and advisors of the foregoing parties that are provided for under the Cash Collateral Order or under the respective credit agreements and related documents or agreements, including any unpaid administrative agency fees, and including, for avoidance of doubt, reasonable fees and expenses incurred before or after the Effective Date in connection with facilitating regulatory approvals and making distributions under the Plan (as provided in Section VI.D hereof), shall be paid in full in Cash on the Distribution Date, or in the case of fees and expenses incurred after the Distribution Date, in the ordinary course upon the presentation of invoices. Such payment to the Senior Secured Credit Facility Agent, Senior Secured Notes Trustee, and Senior Notes Trustee shall be deemed part of the recoveries of the applicable Holders of Allowed Senior Secured Facility Claims, Senior Secured Notes Indenture Claims, and Senior Notes Indenture Claims respectively, on the Distribution Date, without the need for the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, the Senior Notes Trustee, or the Discount Notes Trustee to file an application for allowance with the Bankruptcy Court. To the extent such fees and expenses have been paid prior to the Distribution Date pursuant to the Cash Collateral Order or otherwise, such payments shall be deemed part of the recoveries of the applicable Holders of Allowed Secured Credit Facility Claims, Allowed Senior Secured Notes Indenture Claims, and Allowed Senior Notes Indenture Claims, respectively, and shall be deemed fully and finally Allowed and indefeasible upon entry of the Confirmation Order. To the extent not paid in full before the Distribution Date the Debtors shall indefeasibly pay such fees and expenses in full in Cash on the Distribution Date without the need to file a fee application or obtain further Bankruptcy Court approval, and such payments shall be deemed fully and finally Allowed and indefeasible as of the Effective Date.

B. Other Administrative Expense Claims. All requests for payment of an Administrative Expense Claim must be Filed with the Notice, Claims and Solicitation Agent, and served upon counsel to the Debtors or Reorganized Debtors, as applicable, on or before the Administrative Expense Claims Bar Date. The Reorganized Debtors may settle and pay any Administrative Expense Claim in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court. In the event that any party with standing objects to an Administrative Expense Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Expense Claim. Notwithstanding the foregoing, no request for payment of an Administrative Expense Claim need be Filed with respect to an Administrative Expense Claim previously Allowed by Final Order.

ARTICLE XII.

CONDITIONS PRECEDENT TO CONFIRMATION AND TO EFFECTIVE DATE

A. Conditions Precedent to Confirmation. The following shall be satisfied or waived as conditions precedent to Confirmation.

1. The Plan shall be acceptable in form and substance to the Debtors, the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee.

2. The Confirmation Order shall be acceptable in form and substance to the Debtors, the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee.

3. The Management Consultant retained by the Debtors shall continue to be employed by the Debtors, unless such retention has been (a) not allowed by the Bankruptcy Court or the applicable regulatory bodies or (b) discontinued by agreement of the Debtors, the Creditors’ Committee, and the Senior Secured Notes Trustee.

B. Conditions Precedent to Effective Date. The following shall be satisfied or waived as conditions precedent to the Effective Date.

1. The Bankruptcy Court shall have approved the Disclosure Statement, in a manner acceptable to the Debtors, the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee, as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code.

2. The final version of the Plan, the Plan Supplement and all of the documents and exhibits contained therein shall have been Filed and approved in form and substance acceptable to the Debtors, the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee.

3. The Bankruptcy Court shall enter the Confirmation Order, in form and substance acceptable to the Debtors, the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee, and such order shall not have been stayed or modified or vacated on appeal.

4. No fact or circumstance shall exist as a result of the consummation of the Plan that could result in the New Membership Interests being treated as public equity.

5. The Debtors shall not have entered into any settlement related to claims or causes of actions the Debtors may have against Don H. Barden and/or any non-Debtor Entity controlled or owned by Don H. Barden that is not acceptable to the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee.

6. The Debtors shall not have entered into any settlement related to claims or causes of actions the Debtors may have related to their pending litigation with the City of Gary, Indiana without the consents of the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee (which consents shall not be withheld unreasonably).

7. The Bankruptcy Court shall have entered a Final Order resolving all claims and issues raised in the Lake County Property Tax Motion, unless the Bankruptcy Court has approved a settlement of the Claims raised therein.

8. If the Creditors’ Committee delivers to the Debtors and the Senior Secured Notes Trustee a Qualified Commitment Letter with respect to the Second Lien Alternative Financing on or prior to the Qualified Commitment Letter Deadline, closing of such Second Lien Alternative Financing shall be a condition precedent to the Effective Date, which condition cannot be waived without the consent of the Creditors’ Committee; provided, however, that if such Second Lien Alternative Financing fails to close within fourteen (14) calendar days after the Projected Effective Date, then this condition precedent to the Effective Date shall be deemed automatically waived by all parties.

9. Any First Lien Alternative Financing (including, without limitation, as part of a combined alternative financing with a Second Lien Alternative Financing), shall be acceptable to the Senior Secured Notes Trustee and the Creditors’ Committee.

10. The Management Consultant retained by the Debtors shall continue to be employed by the Debtors or the Reorganized Debtors, unless such retention has been (A) not allowed by the Bankruptcy Court or the applicable regulatory bodies or (B) discontinued by agreement of the Debtors or the Reorganized Debtors, the Creditors’ Committee, and the Senior Secured Notes Trustee.

11. With respect to the Reorganized Debtors, all governmental, regulatory, and material third party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated herein shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose any conditions on such transactions, including, without limitation, all required gaming regulatory and other approvals, consents, licenses and findings of suitability issuable by the States in which the Debtors operate their facilities. Notwithstanding the foregoing, if all governmental licenses, suitability determinations and other approvals related to the Debtors’ Black Hawk, Colorado casino are not obtained on or prior to 240 days following the Confirmation Date, then, unless the Creditors’ Committee and the Senior Secured Notes Trustee jointly elect, this condition precedent shall be deemed satisfied but Barden Colorado shall remain as a Debtor and shall be reorganized, liquidated or otherwise disposed of, as the case may be, in a manner reasonably acceptable to the Senior Secured Notes Trustee and the Creditors’ Committee, and the proceeds of such reorganization or disposition shall be remitted to the Reorganized Debtors.

12. With respect to the Largest Committee Senior Noteholder and the Largest Secured Noteholder, all governmental, regulatory, and material third party approvals, waivers, and/or consents, including Bankruptcy Court approval, related to the equity ownership such Holders are to receive in connection with the transactions contemplated herein shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose any conditions on such equity ownership, including, without limitation, all required gaming regulatory and other approvals, waivers, consents, licenses and findings of suitability issuable by the States in which the Debtors operate their facilities. The Largest Committee Senior Noteholder and the Largest Secured Noteholder shall determine, each in its sole discretion, whether this condition has been satisfied with respect to itself.

13. The Confirmation Order shall provide that, prior to the Effective Date, the Debtors, the Creditors’ Committee, the Senior Secured Notes Trustee, or the Senior Secured Credit Facility Agent, due to any resolution by the Bankruptcy Court, or any settlement approved by the Bankruptcy Court, of the claims and issues raised in the Lake County Property Tax Motion, may request that the Bankruptcy Court reconsider, after notice and a hearing, any finding or conclusion of law in the Confirmation Order concerning feasibility of the Plan under section 1129(a)(11) of the Bankruptcy Code.

C. Waiver of Conditions Precedent. The Debtors or the Reorganized Debtors, as applicable, with the consents of the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee (which consents shall be subject to the same standard of acceptance as the applicable underlying condition), may waive any of the conditions to Confirmation or the Effective Date set forth above at any time without any notice to parties in interest and without any further notice to or action, order or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm the Plan, with the exceptions of (a) any governmental, regulatory, and/or other Gaming License-related approvals or consents (as referred to in Article XII.B.11 of the Plan), which waiver could have the effect of Barden Colorado remaining as a Debtor after the other Debtors emerge, and (b) any approvals, waivers, or consents referred to in Article XII.B.12 of the Plan, each of which may only be waived jointly by the Largest Secured Noteholder and the Largest Committee Senior Noteholder. The failure of the Debtors or Reorganized Debtors, as applicable, to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

D. Effect of Non-Occurrence of Conditions to the Effective Date. Each of the conditions to the Effective Date must be satisfied or duly waived, and the Effective Date must occur within 270 days after Confirmation, or by such later date established by Bankruptcy Court order. If the Effective Date has not occurred within 270 days of Confirmation, then upon motion by a party-in-interest made before the Effective Date and a hearing, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such motion to vacate, the Confirmation Order may not be vacated if the Effective Date occurs before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, including the discharge of Claims and termination of Interests pursuant to the Plan and section 1141 of the Bankruptcy Code and the assumptions, assignments or rejections of Executory Contracts, and nothing contained in the Plan or Disclosure Statement shall: (1) constitute a waiver or release of any Claims, Interests or Causes of Action; (2) prejudice in any manner the rights of any Debtor or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking of any sort by such Debtor or any other Entity.

E. Post-Confirmation Date / Pre-Effective Date Governance. Upon the Confirmation Date and through the Effective Date, subject to the applicable provisions and restrictions of the Bankruptcy Code, gaming laws, and any other governing legal authority, the Debtors shall (a) operate in accordance with the Debtors’ board-approved 2011 annual operating budget provided in accordance with the cash collateral order and the Debtors’ board-approved 2011 annual capital expenditure budget, both of which shall be subject to the consents of the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee and which consents shall be provided by February 28, 2011 and shall not be withheld unreasonably; (b) not undertake any transaction outside the ordinary course of business, including any action to change the compensation, for service in any capacity, of the individual who served as the Debtors’ President and Chief Executive Officer on the Petition Date, without the consents of the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee (which consents shall not be withheld unreasonably) or approval of the Bankruptcy Court after notice and hearing if the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee do not consent within a reasonable period of time after the Debtors have made any such request; and (c) not enter into, extend, renew, amend, or effectuate any contract or agreement without the consents of the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee (which consents shall not be withheld unreasonably), if entering into such contract or agreement, or if such extension, renewal, or amendment thereof will result in: (i) the Debtors or Reorganized Debtors incurring an obligation in an amount greater than $350,000, unless the Reorganized Debtors may cancel such contract, extension, renewal or amendment upon no more than 30 days’ notice and before the accrual of a liability reasonably projected by the Debtors to be in an amount greater than $350,000 (without penalty or additional payment); provided, however, that the Debtors shall not be required to receive consent hereunder for contracts or agreements (A) related to the Debtors’ insurance programs and workers’ compensation programs maintained in the ordinary course of business, (B) related to the Debtors’ medical benefit programs maintained in the ordinary course of business, (C) related to the Debtors’ engagement letters with the Debtors’ professionals, or (D) that reflect capital expenditures or other disbursements provided for in the Debtors’ board-approved 2011 annual capital expenditure budget; or (ii) an obligation of the Debtors or the Reorganized Debtors of longer than one year in duration, unless the Debtors or the Reorganized Debtors may cancel such contract, extension, renewal, or amendment without penalty or additional payment upon no more than 60 days’ notice. In the event a contract or agreement, or the extension, renewal, or amendment thereof, does not specify an aggregate dollar amount of the Debtors’ obligations thereunder, the amount of the contract or agreement, for the limited purpose of determining whether creditor consent is required to enter into such contract or agreement, shall be the amount the Debtors reasonably project to be the obligations they will incur under such contract or agreement over the period of 12 months from the date of entry, extension, renewal or amendment of the contract or agreement.

ARTICLE XIII.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A. Modification or Amendments. Except as otherwise specifically provided in the Plan, and subject to the consents of the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee (which consents shall not be withheld unreasonably) and conditions to the Effective Date, the Debtors reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, each of the Debtors expressly reserves its respective rights to revoke or withdraw or to alter, amend or modify materially the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan, subject in all cases to the consents of the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee (which consents shall not be withheld unreasonably) and the conditions to the Effective Date. Upon its filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours, at the electronic docket for the Chapter 11 Cases maintained on the Bankruptcy Court’s website at ecf.deb.uscourts.gov, and at the Debtors’ website at http://chap11.epiqsystems.com/MSC. The documents contained in the Plan Supplement are an integral part of the Plan and shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

B. Effect of Confirmation on Modifications. Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C. Revocation or Withdrawal of Plan. Subject to the conditions to the Effective Date, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization, subject to the consents of the Senior Secured Credit Facility Agent, the Senior Secured Notes Trustee, and the Creditors’ Committee (which consents shall not be withheld unreasonably). If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XIV.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. Resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including Cure or Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4. Ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5. Adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. Adjudicate, decide or resolve any and all matters related to Causes of Action;

7. Adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8. Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9. Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10. Resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11. Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of the Plan;

12. Resolve any cases, controversies, suits, disputes or Causes of Action with respect to the releases, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13. Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid;

14. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

15. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

16. Enter an order or Final Decree concluding or closing the Chapter 11 Cases;

17. Adjudicate any and all disputes arising from or relating to distributions under the Plan;

18. Consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

19. Determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

20. Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

21. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22. Hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

23. Enforce all orders previously entered by the Bankruptcy Court; and

24. Hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XV.

MISCELLANEOUS PROVISIONS

A. Immediate Binding Effect. Notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether Holders of such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan or herein, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts with the Debtors.

B. Additional Documents. On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C. Payment of Statutory Fees. All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first.

D. Dissolution of the Creditors’ Committee. On the Effective Date, the Creditors’ Committee shall dissolve except that the Creditors’ Committee will remain intact with respect to any pending litigation or contested matter to which the Creditors’ Committee is a party, appeals filed regarding Confirmation, the resolution of any substantial contribution applications, the resolution of applications for Professional Compensation and Reimbursement Claims, and disputes regarding the allowance of secured Claims (other than those Allowed pursuant to this Plan). On the Effective Date, subject to the proviso above, the members of the Creditors’ Committee shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall continue to compensate the Creditors’ Committee Professionals for reasonable services provided in connection with any of the foregoing post-Effective Date activities.

E. Reservation of Rights. Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F. Successors and Assigns. The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.

G. Service of Documents. After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Debtors		Counsel to the Debtors
The Majestic Star Casino, LLC		Kirkland & Ellis LLP
301 Fremont Street		601 Lexington Avenue
Las Vegas, Nevada 89101		New York, New York 10022
Attn:	Cara Brown, Esq.	Attn:	James H.M. Sprayregen, P.C.
Edward O. Sassower, Esq.
Stephen E. Hessler, Esq.

-and-

Pachulski Stang Ziehl & Jones LLP
919 North Market Street, 17th Floor
Wilmington, Delaware 19899-8705
		Attn:	Laura Davis Jones, Esq.
James E. O’Neill, Esq.
Timothy P. Cairns, Esq.

United States Trustee		Counsel to the Creditors’ Committee
844 King Street, Suite 2207		Akin Gump Strauss Hauer & Feld LLP
Lockbox #35		One Bryant Park
Wilmington, Delaware 19801		New York, New York 10036
Attn:	Richard Schepacarter, Esq.	Attn:	Michael S. Stamer, Esq.
Joshua Y. Sturm, Esq.

Akin Gump Strauss Hauer & Feld LLP
1333 New Hampshire Avenue
Washington, D.C. 20036
		Attn:	Scott L. Alberino, Esq.

-and-

Blank Rome LLP
1201 Market Street, Suite 800
Wilmington, Delaware 19801-4226
		Attn:	Bonnie Glantz Fatell, Esq.
David W. Carickhoff, Esq.

Counsel to the Senior Secured Credit Facility Agent		Counsel to the Senior Secured Notes Trustee
Paul, Hastings, Janofsky & Walker LLP		Latham & Watkins LLP
600 Peachtree Street, N.E., 24th Floor		233 South Wacker Drive, Suite 5800
Atlanta, Georgia 30308		Chicago, Illinois 60606
Attn:	Jesse H. Austin, III, Esq.	Attn:	Peter P. Knight, Esq.
	Cassie Coppage, Esq.		James Ktsanes, Esq.

-and-		-and-

Duane Morris LLP		Reed Smith LLP
1100 North Market Street, Suite 1200		1201 Market Street, Suite 1500
Wilmington, Delaware 19801		Wilmington, Delaware 19801
Attn:	Richard W. Riley, Esq.	Attn:	Kurt Gwynne, Esq.

After the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, they must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H. Term of Injunctions or Stays. Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I. Entire Agreement. On the Effective Date, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J. Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the Debtors or Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

K. Exhibits. All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall have been available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ website at http://chap11.epiqsystems.com/MSC or on the electronic docket maintained on the Bankruptcy Court’s website at ecf.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

L. Closing of Chapter 11 Cases. The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

M. Waiver or Estoppel. Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

N. Conflicts. Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.

THE MAJESTIC STAR CASINO, LLC, (on behalf of itself and all of the other Debtors)

By:	/s/ Jon S. Bennett
Jon S. Bennett
Its:	Senior Vice President, Chief Financial Officer, and Treasurer